UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-12

POTBELLY CORPORATION

(Name of Registrant as Specified in its Charter)

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March 26, 2021

Dear Fellow Stockholder:

You are cordially invited to virtually attend our Annual Meeting of Stockholders (including any adjournments or postponements thereof, the “Annual Meeting”) on May 20, 2021. Due to the public health impact of the coronavirus outbreak (COVID-19), and to support the health and well-being of the Company’s employees and stockholders, the meeting will be held in a virtual meeting format only via live audio webcast. Included with this letter are the notice of annual meeting of stockholders, a proxy statement detailing the business to be conducted at the Annual Meeting, and a proxy card. You may also find electronic copies of these documents online at www.proxyvote.com.

Regardless of whether you plan to attend our virtual Annual Meeting, it is important that your voice be heard. We encourage you to vote in advance of the meeting by telephone, by Internet or by signing, dating and returning your proxy card by mail. You may also vote by attending the virtual annual meeting at http://www.virtualshareholdermeeting.com/PBPB2021 and voting online. Full instructions are contained in the proxy statement and in the enclosed proxy card.

Sincerely,

Joseph Boehm Chairman of the Board	Robert D. Wright President and Chief Executive Officer

111 North Canal Street, Suite 325

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS

TO BE HELD ON MAY 20, 2021

The 2021 Annual Meeting of Stockholders (including any adjournments or postponements thereof, the “Annual Meeting”) of Potbelly Corporation (the “Company”) will be held on May 20, 2021, at 8:00 a.m. Central Time (with login beginning at 7:45 a.m., Central Time) exclusively via live audio webcast at http://www.virtualshareholdermeeting.com/PBPB2021, for the following purposes:

1.	to elect nine director nominees to serve on the Board of Directors (the “Board of Directors” or “Board”) for a term of one year or until their successors are duly elected or appointed and qualified;

2.	to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 26, 2021;

3.	to vote, on a non-binding, advisory basis, on a resolution to approve the 2020 compensation of our named executive officers; and

4.	to transact any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has set the close of business on March 24, 2021 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. You may examine our list of stockholders entitled to vote at the Annual Meeting during the Annual Meeting by following the instructions provided on the meeting website during the Annual Meeting. The stockholder list will also be available for examination during normal business hours for ten days prior to the Annual Meeting for any purpose germane to the meeting at our corporate headquarters at 111 North Canal Street, Suite 325, Chicago, Illinois 60606.

All stockholders are cordially invited to attend the virtual Annual Meeting. To participate in the virtual Annual Meeting, you will need the 16-digit control number that appears on your proxy card or the instructions that accompanied your proxy materials. Beneficial owners will need to register in order to attend the virtual Annual Meeting. For detailed instructions, please refer to page 8 under “Annual Meeting Procedures.”

EVEN IF YOU CANNOT ATTEND THE VIRTUAL ANNUAL MEETING, PLEASE TAKE THE TIME TO PROMPTLY VOTE YOUR PROXY BY CAREFULLY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU WISH TO VOTE USING A PAPER PROXY CARD, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting to be Held on May 20, 2021: The Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the fiscal year ended December 27, 2020 are available at www.proxyvote.com.

By order of the Board of Directors,

Adiya Dixon

Chief Legal Officer and Secretary

March 26, 2021

IMPORTANT

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE VIRTUAL ANNUAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PRE-PAID ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE THE PROXIES YOU APPOINTED CAST YOUR VOTES.

PROXY STATEMENT

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PROXY STATEMENT

The Board of Directors (the “Board of Directors” or “Board”) of Potbelly Corporation, a Delaware corporation (the “Company”), is using this Proxy Statement to solicit your proxy for use at our 2021 Annual Meeting of Stockholders (including any postponements or adjournments thereof, the “Annual Meeting”). References in this Proxy Statement to “Potbelly,” the “Company,” “we,” “us,” “our” and similar terms refer to Potbelly Corporation.

We are sending this Proxy Statement, the enclosed proxy card and our Annual Report on Form 10-K for the fiscal year ended December 27, 2020 (collectively, the “Proxy Materials”) to our stockholders of record as of the close of business on March 24, 2021, the record date (the “Record Date”). Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the Record Date, 28,012,464 shares of our common stock, $0.01 par value per share, were outstanding. Stockholders are entitled to one vote for each share of common stock held. A majority of these shares present virtually or represented by proxy at the Annual Meeting will constitute a quorum for the transaction of business.

The Proxy Materials are first being mailed to our stockholders of record on or about March 26, 2021.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting Information

Date and Time	Location	Record Date
Thursday, May 20, 2021 8:00 a.m., Central Time (login beginning at 7:45 a.m., Central Time)	Exclusively via live audio webcast at http://www.virtualshareholdermeeting.com/PBPB2021	March 24, 2021

Matters to be Voted on at the Annual Meeting and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
1: Election of nine directors	FOR EACH DIRECTOR NOMINEE	22

2: Ratification of selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2021	FOR	23

3: Advisory vote on compensation of our named executive officers	FOR	26

Board Highlights

The following tables provide summary information about our current Board of Directors, including their ages as of December 27, 2020.

Name	Age	Director Since	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Vann Avedisian Independent	56	2021	✓

Joseph Boehm Independent Chairman of the Board	34	2017			Chair

Adrian Butler Independent	50	2019	✓

Marla Gottschalk Independent	60	2009	Chair	✓

David Head Independent	64	2019		✓	✓

David Near Independent	51	2020		✓

Benjamin Rosenzweig Independent	35	2018		Chair

Todd Smith Independent	43	2020			✓

Robert D. Wright President and Chief Executive Officer	53	2020

Corporate Governance Highlights

•	Eight of nine director nominees are independent. Our Chief Executive Officer is the only management director.

•	Independent Chairman of the Board who is elected by the independent directors. The independent directors regularly meet in executive session without management present.

•	All Board committees are comprised only of independent directors.

•	All directors are up for re-election on an annual basis.

•	Robust director and executive stock ownership guidelines.

•	Annual Board and Committee evaluations.

•	Active Board oversight of the Company’s strategy and risk management.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

Our Board of Directors is soliciting proxies in connection with the Annual Meeting. The Company will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. The Company has retained DF King for certain advisory and solicitation services at a fee of approximately $10,000. Proxies also may be solicited on the Company’s behalf by officers and other employees. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation. We are mailing these proxy materials to stockholders of record as of the close of business on March 24, 2021, the Record Date.

You are receiving this Proxy Statement as a stockholder of the Company. We request that you promptly use the enclosed proxy card to vote, by telephone, Internet, or mail, in the event you desire to express your support of or opposition to the proposals.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE NINE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

Where and when is the Annual Meeting?

We will hold the Annual Meeting virtually on May 20, 2021, at 8:00 a.m., Central Time (login beginning at 7:45 a.m., Central Time), exclusively via live audio webcast. Please go to www.virtualshareholdermeeting.com/PBPB2021 for instructions on how to participate in the Annual Meeting.

What am I being asked to vote on at the Annual Meeting?

We are asking our stockholders to consider the following proposals at the Annual Meeting:

•	Proposal 1: the election of nine director nominees to serve on the Board of Directors for a term of one year or until their successors are duly elected or appointed and qualified.

•	Proposal 2: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2021.

•	Proposal 3: a non-binding advisory vote on a resolution to approve the 2020 compensation of our named executive officers.

•	Proposal 4: any other business properly brought before the Annual Meeting.

Who can vote?

Stockholders of record at the close of business on March 24, 2021, the Record Date, may vote at the Annual Meeting.

As of the Record Date, there were 28,012,464 shares of our common stock outstanding.

How many votes do I have?

You have one vote for each share of our common stock that you owned as of the Record Date. These shares include shares held by you as a “stockholder of record” and as a “beneficial owner.”

What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares. We have sent these proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in street name. Your broker, bank or other nominee who is considered the stockholder of record with respect to those shares has forwarded these proxy materials to you. You should direct your broker, bank or other nominee on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting by telephone or the Internet.

What is a proxy?

If you legally designate another person to vote the shares you own at a meeting of stockholders according to your instruction, that person is your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers to serve as proxies for the Annual Meeting: Robert D. Wright and Adiya Dixon.

How can I vote my shares?

Stockholders of Record. Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Internet

•

Before the Annual Meeting – You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 19, 2021.

•

During the Annual Meeting – You may attend the meeting via the Internet at www.virtualshareholdermeeting.com/PBPB2021 and vote during the meeting by following the instructions provided on the enclosed proxy card.

•

By Telephone – You may vote your shares by touch-tone telephone by calling the toll-free number on the enclosed proxy card. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 19, 2021.

•	By Mail – You may submit your proxy by completing, signing and dating your proxy card and returning it in the reply envelope included with these proxy materials.

Beneficial Owners. If you are the beneficial owner of your shares (that is, you hold your shares in “street name” through an intermediary such as a broker, bank or other nominee), you will receive a voting instruction form from your bank, broker or other nominee.

Your bank, broker or other nominee will not vote your shares on Proposals 1 or 3 unless you provide them instructions on how to vote your shares. You should instruct your bank, broker or other nominee how to vote your shares by following the directions provided by your bank, broker or other nominee.

General. If you submit your proxy using any of the methods above, Robert D. Wright or Adiya Dixon will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director, and for, and against or abstain from voting for Proposals 2 and 3 and any other proposals properly introduced at the Annual Meeting. If you vote by telephone or Internet and choose to vote with the recommendation of our Board of Directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted FOR the election of each of the nine director nominees

(Proposal 1); FOR ratification of the appointment of Deloitte & Touche LLP to serve as our independent public accounting firm (Proposal 2); and FOR the non-binding resolution to approve our 2020 named executive officer compensation (Proposal 3).

If a matter to be considered at the Annual Meeting is timely submitted pursuant to Rule 14a-4(c)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), your proxy will authorize Robert D. Wright or Adiya Dixon to vote your shares in their discretion with respect to any such matter subsequently raised at the Annual Meeting. At the time this Proxy Statement was filed, we knew of no matters to be considered at the Annual Meeting other than those referenced in this Proxy Statement.

How can I revoke my proxy?

You may revoke a proxy in any one of the following three ways:

•	submit a valid, later-dated proxy, or vote again by Internet or by phone after your original vote;

•	notify our corporate secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	vote online at the Annual Meeting.

If I have already voted by proxy on one or more proposals, can I change my vote?

Yes. To change your vote by proxy, simply sign, date and return the enclosed proxy card or voting instruction form in the accompanying postage pre-paid envelope, or vote by proxy via telephone or the Internet in accordance with the instructions on the proxy card or voting instruction form. We strongly urge you to vote by proxy “FOR” the election of each of the nine director nominees named in Proposal 1 and “FOR” Proposals 2 and 3. Only your latest dated proxy will count at the Annual Meeting.

What “quorum” is required for the Annual Meeting?

In order to have a valid stockholder vote, a quorum must exist at the Annual Meeting. At the Annual Meeting a quorum exists when stockholders holding a majority of the issued and outstanding shares entitled to vote are present in person or represented by proxy at the meeting.

Votes withheld, abstentions and broker-non votes (discussed below under “– What is the effect of abstentions and broker non-votes?”) will be counted as present or represented for purposes of determining whether a quorum exists. In the absence of a quorum, the Annual Meeting may be adjourned by a majority of the votes entitled to be cast either present in person or represented by proxy or by any officer entitled to preside at the Annual Meeting.

What vote is required to approve each proposal?

Proposal 1	Vote Required	Broker Discretionary Voting Allowed

Election of nine director nominees to serve a term of one year	Plurality of votes cast	No

Proposal 2
Ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 26, 2021	Majority of shares present in person or represented by proxy and entitled to vote	Yes

Proposal 3
Non-binding, advisory vote on resolution to approve our 2020 named executive officer compensation	Majority of shares present in person or represented by proxy and entitled to vote	No

How are the voting results determined?

For the election of directors, your vote may be cast “for” each of the nominees or your vote may be “withheld” with respect to one or more of the nominees. The nominees receiving the largest number of “for” votes will be elected as directors, up to the maximum number of directors to be chosen for election. Each of Proposals 2 and 3 will pass if the total votes cast “for” such proposal exceed the total number of votes cast “against” and “abstain” for such proposal.

What is the effect of abstentions and broker non-votes?

Because the election of directors is determined on the basis of a plurality of the votes cast, abstentions have no effect on the outcome of the election of nine nominees to the Board of Directors (Proposal 1), although abstentions will result in directors receiving fewer votes.

Because the approval of a majority of shares present and entitled to vote is required to ratify the appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending December 26, 2021 (Proposal 2) and to approve on an advisory basis, the non-binding resolution to approve our 2020 named executive officer compensation (Proposal 3), abstentions have the effect of a vote against those proposals.

Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular “non-routine” proposals, including the election of directors, and the “beneficial owner” of those shares has not instructed the broker to vote on those proposals. Shares registered in the name of a broker, bank or other nominee, for which proxies are voted on some, but not all matters, will be considered to be represented at the Annual Meeting and voted only as to those matters for which the broker, bank or other nominee has authority to vote. Broker non-votes will have no direct effect on the outcome of the election of directors or the advisory resolution on executive compensation.

Will my shares be voted if I do nothing?

If your shares are registered in your name, you must sign and return a proxy card in order for your shares to be voted, unless you vote via telephone or the Internet or vote online at the Annual Meeting. If you submit (including by telephone or Internet) your proxy card with no instructions on how to vote, your shares will be voted in accordance with the recommendations of the Board.

If your shares of our common stock are held in “street name,” your bank, broker or other nominee has enclosed a proxy card or voting instruction form with this Proxy Statement. We strongly encourage you to authorize your bank, broker or other nominee to vote your shares by following the instructions provided on the proxy card or voting instruction form. If you sign (including electronic confirmation in the case of Internet or telephone voting) your broker voting instruction form with no instructions on how to vote, your stock will be voted in the broker’s discretion only with respect to “routine” matters but will not be voted with respect to “non-routine” matters. The only routine matter on the ballot for the Annual Meeting is the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2021 (Proposal 2).

Please return your proxy card or voting instruction form to your bank, broker or other nominee by proxy by signing, dating and returning the enclosed proxy card or voting instruction form in the accompanying postage pre-paid envelope or vote by proxy via telephone or the Internet in accordance with the instructions in the proxy card or voting instruction form. Please contact the person responsible for your account to ensure that a proxy card or voting instruction form is voted on your behalf.

We strongly urge you to vote by proxy “FOR” the election of each of the nine director nominees named in Proposal 1 and “FOR” Proposals 2 and 3.

What are the fiscal year end dates?

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about Potbelly and its executive officers and directors. Some of the information is provided as of the end of our 2018, 2019 or 2020 fiscal years as well as some information being provided as of a more current date. Our fiscal year 2018 ended on December 30, 2018; our fiscal year 2019 ended on December 29, 2019; and our fiscal year 2020 ended December 27, 2020.

Where can I find the voting results?

We intend to announce preliminary voting results at the Annual Meeting. We will disclose the preliminary results in a Current Report on Form 8-K, which we expect to file on or before May 26, 2021. You can obtain a copy of the Form 8-K by logging on to our website at http://investors.potbelly.com/financial-information/sec-filings, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this Proxy Statement.

ANNUAL MEETING PROCEDURES

Admission to the Annual Meeting

Only stockholders of the Company or their duly authorized proxies may attend the Annual Meeting. Stockholders may attend the virtual annual meeting at http://www.virtualshareholdermeeting.com/PBPB2021. The meeting will only be conducted via live audio webcast; there will be no physical meeting location. To participate in the virtual annual meeting, stockholders will need the 16-digit control number that appears on your proxy card or the voting instructions that accompanied the proxy materials. If you would like to attend the virtual meeting and you have your control number, please go to http://www.virtualshareholdermeeting.com/PBPB2021 prior to the start of the meeting to log in. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system.

Participation during the Annual Meeting

Stockholders will have the ability to submit questions during the Annual Meeting via the Annual Meeting website at www.virtualshareholdermeeting.com/PBPB2021. As part of the Annual Meeting, we will hold a question and answer session, during which we intend to answer questions submitted during the meeting that are pertinent to the Company and the meeting matters, as time permits.

Appraisal Rights

Stockholders do not have appraisal rights under Delaware law in connection with the matters to be voted on at the Annual Meeting.

Stockholder List

You may examine our stockholder list during the Annual Meeting by following the instructions provided on the meeting website during the Annual Meeting. The stockholder list will also be available for examination during normal business hours for ten days prior to the Annual Meeting for any purpose germane to the meeting at our corporate headquarters at 111 North Canal Street, Suite 325, Chicago, Illinois 60606.

CORPORATE GOVERNANCE

Overview

All of our corporate governance materials, including our corporate governance guidelines, our ethics code of conduct and Board committee charters, are published under the Governance section of our Investor website at http://investors.potbelly.com/corporate-governance/governance-documents. Information on our website does not constitute part of this Proxy Statement. These materials are also available in print to any stockholder without charge upon request made by telephone at (312) 951-0600 or by mail to our principal executive offices at Potbelly Corporation, 111 North Canal Street, Suite 325, Chicago, Illinois 60606, Attention: Corporate Secretary. The Board of Directors regularly reviews these materials, Delaware law, the rules and listing standards of the Nasdaq Global Select Market (“NASDAQ”) and SEC rules and regulations, as well as best practices suggested by recognized governance authorities, and modifies its governance materials as it believes is warranted.

Governance Highlights

Corporate Governance

•  Eight of nine director nominees are independent (all except for the CEO)

•  Independent Chairman with clearly defined and robust responsibilities

•  100% Independent Board Committees

•  Executive Sessions of independent directors at Board and Committee meetings at least once per quarter

•  Active Board oversight of the Company’s strategy and risk management

•  All directors attended at least 75% of meetings held

•  Ethics Code of Conduct

•  No hedging of Company stock by any director, officer or employee

•  Annual Board and Committee evaluations

Board Refreshment

•  Comprehensive, ongoing Board succession planning process

•  Focus on diversity (1 female director holds Board leadership role; 22% of nominees are women/ethnically diverse)

•  Regular Board refreshment and mix of tenure of directors (4 new directors since the beginning of 2020)

Stockholder Rights	• Annual election of all directors • Proxy access right for stockholders • Active stockholder engagement program • Stockholder communication process for communicating with the Board

Compensation

•  Independent Compensation Committee which oversees the Company’s compensation policies and strategic direction

•  Comprehensive Compensation Recoupment (Clawback) Policy applicable to executive officers

•  Independent compensation consultant

•  Direct link between Company performance and pay outcomes

•  Periodic review of peer group to align appropriately with Company size and complexity

•  Executive officers’ and directors’ stock ownership reviewed annually against Company guidelines

•  Double trigger vesting of equity awards upon a change in control

Director Independence

Our Board of Directors reviews the independence of the current and potential members of the Board of Directors in accordance with independence requirements set forth in the NASDAQ rules and applicable provisions of the

Exchange Act. During its review, the Board of Directors considers transactions and relationships between each director and potential director, as well as any member of his or her immediate family, and the Company and its affiliates, including those related-party transactions contemplated by Item 404(a) of Regulation S-K under the Exchange Act. The Board of Directors must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, that, in the opinion of the Board of Directors, would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. The purpose of this review is to determine whether any such relationships or transactions exist that are inconsistent with a determination that the director is independent. Our Board of Directors has determined that all nominees except Robert D. Wright, our President and CEO, are “independent” as such term is defined by NASDAQ rules, our corporate governance standards and the federal securities laws.

Corporate Environmental and Social Responsibility

We are committed to improving the world by improving the communities we serve. That means being a responsible community member in each of our neighborhoods while always looking for ways to reduce our footprint and improve our relationships with people. We believe it is important to conduct our business in an ethical, legal and socially responsible manner. We have undertaken a number of initiatives to reduce our environmental impact and to ensure a healthy and safe workplace. Examples of our green initiatives can be found in the “Corporate Responsibility” section of the “About Us” page of our website at www.potbelly.com. We also expect our suppliers and business partners to adhere to these ideals and to promote these values, by adherence to our Supplier Code of Conduct specifying the standards and principles we require. A copy of the Supplier Code of Conduct and related information can be found in the “Corporate Responsibility” section of the “About Us” page of our website at www.potbelly.com.

Ethics Code of Conduct

We have a written ethics code of conduct that applies to our directors, officers and employees. A copy of this code is available at http://investors.potbelly.com/corporate-governance/governance-documents. We will disclose information regarding any amendment to or waiver from the provision of this code by posting at this location on our website.

Conflicts of Interest

Pursuant to our ethics code of conduct and our related party transaction policy, each director and executive officer has an obligation not to engage in any transaction that could be deemed a conflict of interest. Our directors may not engage in any transaction that could impact their independence on the Board of Directors. See “Related Party Transactions,” on page 49 of this Proxy Statement.

Structure of the Board of Directors

Our certificate of incorporation provides that our Board of Directors shall consist of not more than twelve directors, with the exact number as determined from time to time by resolution of the Board. Our Board of Directors currently consists of nine members, comprised of Vann Avedisian, Joseph Boehm, Adrian Butler, Marla Gottschalk, David Head, David Near, Benjamin Rosenzweig, Todd Smith and Robert D. Wright. All current directors are nominees for election for a term expiring at our 2022 Annual Meeting. Our certificate of incorporation provides that if a director is removed or if a vacancy occurs, the vacancy may be filled by a majority of the directors then in office, even if less than a quorum.

Board Leadership Structure

Mr. Boehm currently serves as our independent Chairman of the Board. The Board appointed Mr. Boehm to the role of Chairman on March 19, 2021. Prior to that, Mr. Boehm had been a member of our Board of Directors since 2017. Our Board of Directors has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having the offices of Chairman of the Board and CEO held by different individuals. As part of our corporate governance principles, and as required in our Bylaws, in the event the Chairman of the Board and CEO positions are ever recombined, or the Chairman of the Board is not otherwise independent, the Board of Directors shall appoint an independent director to serve as lead independent director. The Bylaws also provide that the chairperson of each of our committees will rotate at least once every three years. Our Board of Directors believes that these and other features of our Board structure provide for substantial independent oversight of the Company’s management.

Our Board of Directors recognizes that depending on future circumstances, other leadership models may become more appropriate. Accordingly, our Board of Directors will continue to periodically review its leadership structure.

Director Biographies

The following is a list of our current directors and candidates for director, their ages as of December 27, 2020, their occupation during the last five years and certain other biographical information:

VANN AVEDISIAN Age: 56 Director Since: 2021 Committees: Audit
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Experience

Vann Avedisian, 56, has served as our director since March 2021. Mr. Avedisian is the founder and Managing Director of Intrinsic Investment Holdings, a real estate and private equity vehicle (“Intrinsic”). From 2010 through 2021, Intrinsic partnered programmatically with Highgate Holdings, a fully integrated real estate investment firm that has acquired in excess of $10 billion of real estate assets and manages over 150+ hotels comprising approximately 40,000 rooms. Prior to founding Intrinsic, Mr. Avedisian co-founded Oxford Capital Partners (“Oxford”) and directed its real estate principal investments with an aggregate value in excess of $1 billion. Prior to founding Oxford, Mr. Avedisian was a Vice President at LaSalle Partners and a Director and Shareholder of Citizens National Bank of Lake Geneva. Mr. Avedisian is currently on the Board of Trustees of the William Blair Mutual Funds where he is Chairman of the Nominating and Governance Committee and also serves on the Audit and Compliance Committees. Mr. Avedisian previously served on the Company’s Board of Directors from 2001 to 2015 and was Chairman of the Compensation and Organization Committee.

Skills and Qualifications

Our Board of Directors believes Mr. Avedisian’s qualifications to serve as a member of our Board include his financial expertise, his knowledge of our business and his extensive experience in managing capital intensive operations, corporate finance and strategic advisory services.

JOSEPH BOEHM Chairman of the Board Age: 34 Director Since: 2017 Committees: Nominating & Corporate Governance (Chair)
Italian

Experience

Joseph Boehm, 34, has served as our director since October 2017. In January 2021, Mr. Boehm founded and serves as Managing Partner of Provider Real Estate Partners, a real estate private equity fund management company. Prior to founding Provider Real Estate Partners, Mr. Boehm served as a Portfolio Manager at Ancora Advisors, LLC, a registered investment advisor, since April 2014. Prior to Ancora, Mr. Boehm was an Analyst at Sigma Capital Management, a hedge fund, from February 2013 through March 2014. From 2010 to 2013, Mr. Boehm was an associate at Deutsche Bank, an investment bank.

Skills and Qualifications

Our Board of Directors believes Mr. Boehm’s qualifications to serve as a member of our Board include his financial industries experience.

ADRIAN BUTLER Age: 50 Director Since: 2019 Committees: Audit
Italian

Experience

Adrian Butler, 50, has served as our director since May 2019. He currently serves as Chief Information Officer for Casey’s General Stores, a convenience store operator. From 2015 to 2020, he held the positions of Senior Vice President and Chief Information Officer for Dine Brands Global, Inc., a full-service dining company and franchisor of Applebee’s Grill + Bar and IHOP. From 2011 to 2015, Mr. Butler was Vice President in the Technology Services division of Target Corporation.

Skills and Qualifications

Our Board of Directors believes Mr. Butler’s qualifications to serve as a member of our Board includes his expertise in information technology, digital, data and analytics, cyber security and experience in the food industry.

MARLA GOTTSCHALK Age: 60 Director Since: 2009 Committees: Audit (Chair); Compensation
Mediterranean with chicken on FLATS

Experience

Marla Gottschalk, 60, has served as our director since November 2009. Ms. Gottschalk was Chief Executive Officer of The Pampered Chef Ltd., a marketer of kitchen tools, food products and cookbooks for preparing food in the home, from May 2006 until December 2013 and its President and Chief Operating Officer from December 2003 until May 2006. Ms. Gottschalk joined Pampered Chef from Kraft Foods, Inc., where she worked for 14 years in various management positions, including Senior Vice President of Financial Planning and Investor Relations for Kraft, Executive Vice President and General Manager of Post Cereal Division and Vice President of Marketing and Strategy of Kraft Cheese Division. Ms. Gottschalk is currently a member of the board of trustees of Underwriters Laboratories, a world leader in safety testing and certification, a strategic board advisor for Ocean Spray Cranberries, Inc., and sits on the board of directors for Big Lots, Inc. and Reynolds Consumer Products. She has previously served as a director of GATX Corp. and Visteon Corp.

Skills and Qualifications

Our Board of Directors believes Ms. Gottschalk’s qualifications to serve as a member of our Board include her extensive experience with global companies, her expertise in the food industry and her years of experience in operations and strategic management.

DAVID HEAD Age: 64 Director Since: 2019 Committees: Compensation; Nominating & Corporate Governance
A Wreck

Experience

David Head, 64, has served as our director since August 2019. Mr. Head has served as Chairman and Chief Executive Officer of Primanti Brothers, which owns and operates a chain of casual dining restaurants, since 2013. Mr. Head’s previous roles include Chief Executive Officer of O’Charley’s, which owns and operates a chain of casual dining restaurants, from 2010 to 2012 and Chief Executive Officer of Captain D’s LLC, which owns and operates a chain of quick service seafood restaurants, from 2006 to 2010. Prior to joining Captain D’s LLC, Mr. Head served as the Chief Executive Officer of Romacorp, which operates and franchises Tony Romas’ restaurants around the world and as the Chief Executive Officer of Houlihan’s Restaurant Group, which operates casual restaurant and bar locations throughout the United States. Mr. Head previously served as a director of Bob Evans Farms, O’Charley’s, Captain D’s, Sagittarius Brands and Imvescor.

Skills and Qualifications

Our Board of Directors believes Mr. Head’s qualifications to serve as a member of our Board include his extensive knowledge and proven restaurant industry experience in restaurant operations, food service and production.

DAVID NEAR Age: 51 Director Since: 2020 Committees: Compensation
A Wreck

Experience

David Near, 51, has served as our director since May 2020. Mr. Near has been the managing partner of Ramen Tatsuya Holdings LLC, which manages Tatsuya Brands, since 2014, as well as the owner and co-president of Pisces Foods, L.P., a restaurant operating company, since 1995. In addition, Mr. Near previously operated The Wendy’s Company restaurants as a franchisee from 1995 to 2012. From 2006 to 2009, Mr. Near served as the Chief Operations Officer at The Wendy’s Company, which owns and operates a chain of quick service restaurants, where he was responsible for global operations, franchising, new store development, and served as a board member of Wendy’s National Advertising Program.

Skills and Qualifications

Our Board of Directors believes Mr. Near’s qualifications to serve as a member of our Board include his experience and expertise in operations and franchising in the restaurant industry.

BENJAMIN ROSENZWEIG Age: 35 Director Since: 2018 Committees: Compensation (Chair)
Turkey Breast

Experience

Benjamin Rosenzweig, 35, has served as our director since April 2018. Mr. Rosenzweig serves as a Partner at Privet Fund Management, LLC (“Privet”), an investment firm. Mr. Rosenzweig joined Privet in September 2008. Prior to joining Privet in September 2008, Mr. Rosenzweig served as an investment banking analyst in the Corporate Finance group of Alvarez and Marsal, where he completed multiple distressed mergers and acquisitions, restructurings, capital formation transactions and similar financial advisory engagements across several industries. Mr. Rosenzweig has served on the Board of Directors of Synalloy Corporation, a manufacturer of metals and chemicals, since July 2020; Hardinge Inc., a designer, manufacturer and distributor of machine tools, since October 2015; and PFSweb, Inc., a global commerce service provider, since May 2013. Mr. Rosenzweig served on the Boards of Directors of Cicero, Inc., a provider of desktop activity intelligence, from February 2017 to March 2020 and StarTek, Inc., a customer engagement business process outsourcer, from May 2011 to December 2018. During his time on the Board for StarTek, Mr. Rosenzweig was Chairman of the Audit Committee. Mr. Rosenzweig served as a Director of RELM Wireless Corporation, a manufacturer of wireless communications equipment, from September 2013 to September 2015.

Skills and Qualifications

Our Board of Directors believes Mr. Rosenzweig’s qualifications to serve as a member of our Board include his financial advisory experience across multiple industries.

TODD SMITH Age: 43 Director Since: 2020 Committees: Nominating & Corporate Governance
A Wreck with extra mayo and mustard

Experience

Todd Smith, 43, has served as our director since May 2020. Since 2017, Mr. Smith has been the Chief Concept Officer of Cafe Rio Mexican Grill, which owns and operates a chain of casual dining restaurants and a partner in CoreLife Eatery, which owns and operates restaurants focused on healthy, active lifestyles. Mr. Smith worked at Sonic Drive-in, which owns and operates a chain of quick service restaurants, from 2012 to 2017, ultimately serving as its President and Chief Marketing Officer. Prior to Sonic Drive-in, Mr. Smith worked in the marketing divisions for Yum! Brands and Wendy’s International.

Skills and Qualifications

Our Board of Directors believes Mr. Smith’s qualifications to serve as a member of our Board includes his leadership and marketing experience in the restaurant industry.

ROBERT D. WRIGHT Age: 53 Director Since: 2020 Committees: None
Italian on white with peppers, mustard, lettuce and pickles

Experience

Robert D. Wright, 53, has served has served as our President and CEO and a director since July 2020. Prior to joining Potbelly, Mr. Wright served as Chief Executive Officer of The Wendy’s Company, which owns and operates a chain of quick service restaurants, from December 2013 to May 2019. Prior to that, Mr. Wright served in leadership roles with other restaurant brands, including Charley’s Philly Steaks, Checker’s Drive-In Restaurants, Inc. and Domino’s Pizza, Inc.

Skills and Qualifications

Our Board of Directors believes Mr. Wright’s qualifications to serve as a member of our Board includes his role as CEO and President, his leadership experience as an executive at publicly-traded companies in the restaurant sector and his extensive experience in the restaurant industry.

Board Meetings

Our Board of Directors held 26 meetings during our fiscal year ended December 27, 2020. In 2020, each of our directors attended at least 75% of the aggregate number of meetings held by the Board of Directors, and the committees on which the director served, when such director was a member of the Board of Directors or such committee. Under our corporate governance guidelines, each director is expected to make every effort to attend each Board meeting and each meeting of any committee on which he or she sits.

The Company’s directors are encouraged to attend our Annual Meeting, but we do not currently have a policy relating to directors’ attendance at these meetings. All of our directors serving at the time except Ms. Chapman-Hughes and Mr. Ginsburg virtually attended our 2020 Annual Meeting of Stockholders.

Board Committees

Our Board of Directors has established three standing committees to assist it with its responsibilities. The composition and responsibilities of each committee are described below. The membership and responsibilities of each committee comply with the listing requirements of NASDAQ. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. A new chairperson of each committee is appointed at least once every three years. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

The purpose of the Audit Committee is set forth in the Audit Committee charter and is primarily to assist the Board in overseeing:

•	the selection, management and compensation of our independent auditor;

•	the integrity of our financial statements, our financial reporting process and our systems of internal accounting and financial controls;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence;

•	the evaluation of enterprise risk issues;

•	the performance of our internal audit function and independent auditor;

•	the preparation of an audit committee report as required by the SEC to be included in our annual proxy statement; and

•	our systems of disclosure controls and procedures and ethical standards.

The Audit Committee currently consists of Mr. Avedisian, Mr. Butler, and Ms. Gottschalk, and the chairperson is Ms. Gottschalk. Our Board of Directors has affirmatively determined that each of these Audit Committee members meets the independence criteria applicable to directors serving on the Audit Committee under NASDAQ and SEC rules. Our Board of Directors has also determined that each of these Audit Committee members meet the requirements for financial literacy under the applicable NASDAQ rules and that each is an “audit committee financial expert” under SEC rules. Our Board of Directors has adopted a written charter under which the Audit Committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on our website at http://investors.potbelly.com/corporate-governance/governance-documents.

The Audit Committee held 5 meetings during the fiscal year ended December 27, 2020.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is set forth in the Nominating and Corporate Governance Committee charter and is primarily to:

•

identify individuals qualified to become members of our Board of Directors, and to recommend to our Board of Directors the director nominees for each annual meeting of stockholders or to otherwise fill vacancies on the Board;

•	review and recommend to our Board of Directors committee structure, membership and operations;

•	recommend to our Board of Directors the persons to serve on each committee and a chairperson for such committee;

•	develop and recommend to our Board of Directors a set of corporate governance guidelines applicable to us; and

•	lead our Board of Directors in its annual review of its performance.

The Nominating and Corporate Governance Committee consists of Mr. Boehm, Mr. Head and Mr. Smith, and the chairperson is Mr. Boehm. Our Board of Directors has affirmatively determined that each of these Nominating and Corporate Governance Committee members meets the independence criteria applicable to directors serving on the Nominating and Corporate Governance Committee under NASDAQ and SEC rules. Our Board of Directors has adopted a written charter under which the Nominating and Corporate Governance Committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on our website at http://investors.potbelly.com/corporate-governance/governance-documents.

The Nominating and Corporate Governance Committee held 6 meetings during the fiscal year ended December 27, 2020.

Compensation Committee

The purpose of the Compensation Committee is set forth in the Compensation Committee charter and is primarily to:

•	oversee our executive compensation policies and practices;

•

discharge the responsibilities of our Board of Directors relating to executive compensation by determining and approving the compensation of our CEO and our other executive officers and reviewing and approving any compensation and employee benefit plans, policies, and programs, and exercising discretion in the administration of such programs; and

•

produce, approve and recommend to our Board of Directors for its approval reports on compensation matters required to be included in our annual proxy statement or annual report, in accordance with all applicable rules and regulations.

For more information regarding the process and procedures regarding the determination of director compensation, see “Director Compensation” and such information regarding named executive officer compensation, see “Compensation Discussion and Analysis.”

The Compensation Committee consists of Ms. Gottschalk, Mr. Head, Mr. Near and Mr. Rosenzweig, and the chairperson is Mr. Rosenzweig. Our Board of Directors has affirmatively determined that each of these Compensation Committee members meets the independence criteria applicable to directors serving on the Compensation Committee under NASDAQ and SEC rules. Our Board of Directors has adopted a written charter under which the Compensation Committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on our website at http://investors.potbelly.com/corporate-governance/governance-documents.

The Compensation Committee held 5 meetings during the fiscal year ended December 27, 2020.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Compensation Committee during the fiscal year ended December 27, 2020. No directors served on our Compensation Committee in 2020 other than Ms. Gottschalk, Mr. Head, Mr. Near and Mr. Rosenzweig, and Ms. Chapman-Hughes, who resigned from the Board effective June  8, 2020.

Board’s Role in Risk Oversight

The entire Board of Directors is engaged in risk management oversight. At the present time, the Board of Directors has not established a separate committee to facilitate its risk oversight responsibilities. The Board of Directors expects to continue to monitor and assess whether such a committee would be appropriate. The Audit Committee assists the Board of Directors in its oversight of our risk management and the process established to identify, measure, monitor, and manage risks, in particular major financial risks. The Compensation Committee assesses risks arising from our compensation policies and practices. The Board of Directors receives regular reports from management, as well as from the Audit Committee and Compensation Committee, regarding relevant risks and the actions taken by management to address those risks.

Policy for Director Recommendations

Our Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to our Board of Directors regarding nominations of candidates for election as a director of the Company. The Nominating and Corporate Governance Committee identifies new director candidates through a variety of sources. The committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, but it has no obligation to recommend such candidates. A stockholder that wants to recommend a candidate for election to the Board of Directors should send a recommendation in writing to Potbelly Corporation, 111 North Canal Street, Suite 325, Chicago, Illinois 60606, Attention: Corporate Secretary. Such recommendation should describe the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director.

Stockholders may also nominate directors at the annual meeting by adhering to the advance notice procedure described under “Stockholder Proposals for the 2022 Annual Meeting” on page 53 of this Proxy Statement.

The Nominating and Corporate Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board and the Nominating and Corporate Governance Committee will take into account factors such as the individual’s general understanding of disciplines relevant to the success of a publicly traded company; understanding of Potbelly’s business; education and professional background, including current employment and other board memberships; reputation for integrity; and any other factors they consider to be relevant. Pursuant to the provisions of our Corporate Governance Guidelines, the Board will endeavor to reflect the diversity of Potbelly’s stockholders, employees and customers and the communities we serve. Additionally, in determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

If the Nominating and Corporate Governance Committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation and engagement of an outside search firm to gather additional information. From time to time for a fee, Potbelly has used the executive search firm, Spencer Stuart, to identify and evaluate or assist in identifying and evaluating potential candidates for election as directors.

Cooperation Agreement

On March 26, 2021, we entered into a cooperation agreement (the “Cooperation Agreement) with Intrinsic Investment Holdings, LLC, the Vann A. Avedisian Trust U/A 8/29/85 and Vann A. Avedisian (collectively, with each of their respective affiliates, the “Intrinsic Investors”) with respect to various matters involving nominees to our Board, voting obligations, and related corporate governance matters. See “Related Party Transactions – Cooperation Agreement” for additional information relating to this agreement.

Communication with the Board

Stockholders and other parties interested in communicating directly with one or more individual directors or with the non-management directors as a group, may do so by writing to the individual director or group, c/o Potbelly Corporation, 111 North Canal Street, Suite 325, Chicago, Illinois 60606, Attention: Corporate Secretary. The Board has directed our corporate secretary to forward stockholder communications to our chairman and any other director to whom the communications are directed. In order to facilitate an efficient and reliable means for directors to receive all legitimate communications directed to them regarding our governance or operations, our corporate secretary will use his or her discretion to refrain from forwarding the following: sales literature; defamatory material regarding us and/or our directors; incoherent or inflammatory correspondence, particularly when such correspondence is repetitive and was addressed previously in some manner; and other correspondence unrelated to the Board of Director’s corporate governance and oversight responsibilities.

DIRECTOR COMPENSATION

Director Compensation Plan

Our Board of Directors approved a director compensation plan pursuant to the Potbelly Corporation 2013 Long-Term Incentive Plan. Under the director compensation plan in effect for 2020, each non-employee director who was a member of the Board of Directors as of the 2020 Annual Meeting of Stockholders was eligible to receive $135,000 in annual compensation. Each non-employee director will receive (1) $60,000 payable in cash or restricted stock units (“RSUs”) at the option of the director (half of which will be paid during the second fiscal quarter and half of which will be paid during the fourth fiscal quarter); plus (2) RSUs having a grant date Fair Market Value of $75,000 (with a grant date after the 2020 Annual Meeting).

Pursuant to the director compensation plan, the non-executive Chairman of the Board receives an additional $80,000 retainer, the Audit Committee Chair receives an additional $15,000 retainer, the Compensation Committee Chair receives an additional $10,000 retainer, and the Nominating and Corporate Governance Chair receives an additional $7,500 retainer. The non-executive Chairman of the Board, the Lead Director (if applicable), the Audit Committee Chair, the Compensation Committee Chair and the Nominating and Corporate Governance Committee Chair will receive the following form of payment for such additional retainer: (1) cash in an amount equal to one-half of such additional retainer amount (half of which will be paid during the second fiscal quarter and half of which will be paid during the fourth fiscal quarter); plus (2) RSUs having a grant date Fair Market Value of half of such additional retainer amount (with a grant date after the 2020 Annual Meeting).

RSUs shall vest as follows: fifty percent (50%) on the first anniversary of the grant date and fifty percent (50%) on the second anniversary of the grant date.

2020 Director Compensation

The following table summarizes the amounts earned and paid to our non-employee members of our Board of Directors for 2020. Mr. Alan Johnson, our President and CEO until July 20, 2020 and Mr. Wright, our President and CEO since July 20, 2020, received no additional compensation for their service on our Board of Directors during 2020:

Name (1)(2)	Fees Earned or Paid in Cash(3)	Stock Awards (4)	Total
Joseph Boehm	$—	$229,638	$229,638
Adrian Butler	$60,000	$76,094	$136,094
Susan Chapman-Hughes	$—	$—	$—
Dan Ginsberg	$—	$—	$—
Marla Gottschalk	$67,500	$83,704	$151,204
David Head	$—	$136,792	$136,792
David Near	$7,562	$146,559	$154,121
Benjamin Rosenzweig	$—	$147,560	$147,560
Todd Smith	$7,562	$146,559	$154,121

(1)

Pursuant to our director compensation program in effect for 2020 described above under “Director Compensation Plan,” all non-employee directors received RSUs of the Company having a value of $75,000 at the time of grant plus an annual retainer of $60,000 payable in cash or RSUs at the option of the director. Mr. Boehm received an additional $7,500 retainer for his role as Chair of the Nominating and Corporate Governance Committee, in the form of RSUs. Ms. Gottschalk served as Audit Committee Chair and received an additional $15,000 retainer, in the form of 50% cash and 50% RSUs. Mr. Rosenzweig served as Compensation Committee Chair and received an additional $10,000 retainer, in the form of RSUs. Ms. Chapman-Hughes resigned from the Board of Directors on June 8, 2020 and Mr. Ginsberg resigned from the Board of Directors on June 9, 2020. Messrs. Near and Smith were appointed to the Board of Directors on May 10, 2020.

(2)	Ms. Susan Chapman-Hughes and Mr. Ginsberg served as members of our Board of Directors for part of 2020, and received compensation in the fourth quarter of 2019 for such service.
(3)	Messrs. Boehm, Head, Near, Rosenzweig and Smith chose to take all or a portion of their annual cash retainers in the form of RSUs.
(4)

The following directors have unvested stock awards at December 27, 2020: Mr. Boehm – 63,366; Mr. Butler – 26,545; Ms. Gottschalk – 29,199; Mr. Head – 39,528; Mr. Near – 35,146; Mr. Rosenzweig – 35,285; and Mr. Smith – 35,146; each of which represents the RSU awards made by the Company in 2020, as discussed in footnote (1) above, and in 2019. Ms. Gottschalk had 51,614 unexercised options at December 27, 2020.

Director Stock Ownership Guidelines

The Board believes that all directors should hold a significant equity interest in Potbelly. Toward this end, the Board expects that all directors own, or acquire within five years of first becoming a director, shares of Potbelly common stock (including restricted shares, but not options, under Potbelly’s equity-linked incentive plans) having a market value of at least four times the annual cash compensation for directors (excluding any additional retainer received for service as Chairman of the Board or Lead Director, or as Chair of any Board committee) offered to directors (regardless of whether the director elects to receive such compensation in cash or equity).

PROPOSAL 1

Election of Directors

Nine candidates will be elected at the Annual Meeting to serve for a one-year term that will expire at the 2022 Annual Meeting and until their successors shall have been elected and qualified. The election of directors requires the affirmative vote of a plurality of our shares of common stock present in person or by proxy at the Annual Meeting.

Our Board of Directors has nominated Vann Avedisian, Joseph Boehm, Adrian Butler, Marla Gottschalk, David Head, David Near, Benjamin Rosenzweig, Todd Smith and Robert D. Wright for election as directors. The Board of Directors is not aware that any nominee will be unwilling or unable to serve as a director. All nominees have consented to be named in this Proxy Statement and to serve as a director of the Company if elected. Proxies may not be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

In the Board’s view, the Board’s nominees possess the requisite experience and skills to successfully oversee the Company’s strategy and business. The Board, and its nominees, are dedicated to analyzing objectively the Company’s strategy, business operations, capital allocation and configuration and acting to maximize stockholder value.

For more information on the structure of our Board of Directors and our Board members and nominees, see “Corporate Governance.” The qualifications and experience of each nominee that led our Board and the Nominating and Corporate Governance Committee to conclude that such nominee should serve or continue to serve as director are discussed at the end of each of the nominees’ biographies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES.

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors is responsible for recommending, for stockholder approval, our independent registered public accounting firm. The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 26, 2021. Deloitte & Touche LLP has served as our independent registered public accounting firm since before our Initial Public Offering and has also provided non-audit services from time to time.

Although ratification is not required by our Bylaws or otherwise, our Board of Directors is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our stockholders’ vote. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee may change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our stockholders.

The following table sets forth the fees pertaining to audit services for the fiscal years ended December 27, 2020 and December 29, 2019 and for other services during those fiscal years:

	2020	2019
Audit fees (1)	$846,200	$709,445
Audit-related fees (2)	20,000	10,000
Tax fees (3)	366,759	316,159
All other fees(4)	1,895	—

Total fees	$1,234,854	$1,035,604

1.

Audit fees include fees for audits of our annual financial statements and internal controls, reviews of the related quarterly financial statements, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC.

2.	Audit-related fees were comprised of fees for services performed in connection with other audit-related services and our filing of registration statements on Form S-8.
3.	Tax fees relate to professional services rendered for tax compliance, tax return review and preparation, cost segregation study, and related tax advice.
4.	All other fees relate to a subscription to an accounting research software.

Policy on Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to approve all audit and permissible non-audit services prior to the engagement of our independent registered public accounting firm to provide such services. The Audit Committee annually approves, pursuant to detailed approval procedures, certain specific categories of permissible non-audit services. Such procedures include the review of (i) a detailed description by our independent registered public accounting firm of the particular services to be provided and the estimated fees for such services and (ii) a regular report to the committee regarding the services provided and the fees paid for such services. The Audit Committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre-approved category and any fees for pre-approved permissible non-audit services that exceed the previously approved amounts. In making the determinations about non-audit services, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

All services provided to the Company by Deloitte & Touche LLP in the fiscal years ended December 27, 2020 and December 29, 2019 and related fees were pre-approved by the Audit Committee. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and to be available to respond to your questions.

They have advised us that they do not presently intend to make a statement at the Annual Meeting, although they will have the opportunity to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

With regard to the fiscal year ended December 27, 2020, the Audit Committee has (i) reviewed and discussed with management our audited consolidated financial statements as of December 27, 2020 and for the year then ended; (ii) discussed with Deloitte & Touche LLP, the independent auditors, the matters required by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees; (iii) received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors of the Company that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2020 for filing with the SEC.

Marla Gottschalk, Chairperson

Joseph Boehm

Adrian Butler

PROPOSAL 3

Advisory Vote on a Resolution To Approve Our 2020 Named Executive Officer Compensation

We are asking stockholders to approve, on an advisory basis, a non-binding resolution (commonly referred to as a “say-on-pay” resolution) to approve the Company’s 2020 named executive officer compensation as reported in this Proxy Statement.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in aligning the interests of our officer team with those of stockholders.

We have committed to holding say-on-pay votes at each year’s annual meeting. In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed under the “Compensation Discussion and Analysis” and “2020 Compensation Tables” headings of this proxy statement.”

This resolution is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE RESOLUTION TO APPROVE OUR 2020 NAMED EXECUTIVE OFFICER COMPENSATION

EXECUTIVE OFFICERS

In addition to Robert D. Wright, our President and CEO, whose biography is included under the heading “Director Biographies,” our executive officers, their ages as of December 27, 2020, and a brief account of their business experience follows:

STEVEN CIRULIS Senior Vice President, Chief Financial Officer and Chief Strategy Officer Age: 50
A Wreck

Experience

Steven Cirulis has been our Senior Vice President, Chief Financial Officer and Chief Strategy Officer since April 2020. Mr. Cirulis previously served in a strategic planning, finance and analytical consulting role for the Company from December 2019 until his appointment as Chief Financial Officer in April 2020. Prior to that, Mr. Cirulis served as Senior Vice President, Strategic Projects at Panera Bread from April 2017 to July 2018. Prior to his role at Panera Bread, Mr. Cirulis was the Global Vice President, Corporate Strategy, at McDonald’s Corporation from August 2011 to September 2016. Prior to joining McDonald’s, Mr. Cirulis was the Senior Director of Strategy, Business Development and Insights, for Gap Brand at Gap, Inc. from October 2006 to May 2011.

ADAM NOYES Senior Vice President, Chief Operations Officer Age: 51
A Wreck

Experience

Adam Noyes has been our Senior Vice President and Chief of Operations since August 2020. Prior to joining Potbelly, Mr. Noyes held various roles of increasing responsibility at Checkers and Rally’s from April 1991 through December 2019, including serving as Chief Administrative Officer and Executive Vice President from 2016 to 2019.

ADIYA DIXON Chief Legal Officer and Secretary Age: 42
Apple Walnut Salad

Experience

Adiya Dixon has been our Chief Legal Officer and Secretary since December 2020 and oversees all legal matters of the Company. Prior to joining Potbelly, Ms. Dixon worked as an attorney at AAD Squared, a legal consulting firm, from February 2020 to December 2020. In July 2018, Ms. Dixon founded Yubi Beauty, an e-commerce consumer products company and served as President from its inception through November 2020. Prior to founding Yubi Beauty, Ms. Dixon was employed by Wendy’s International, which owns and operates a chain of quick service restaurants, serving as Director, International Counsel from July 2016 to July 2018 and Director, Corporate Counsel from October 2013 to July 2016.

JEFFREY DOUGLAS Senior Vice President, Chief Information Officer Age: 49
A Wreck with mustard

Experience

Jeffrey Douglas has been our Senior Vice President and Chief Information Officer since September 2019. Mr. Douglas joined Potbelly from Levy Restaurants, where he served as the Senior Vice President of Information Technology from February 2016 through September 2019. Prior to Levy, Mr. Douglas was the Vice President of Technology for The Options Clearing Corporation from December 2000 to January 2016.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section is intended to provide our stockholders with a clear understanding of our compensation philosophy, objectives and practices; our compensation setting process; our executive compensation program components; and the decisions made with respect to the 2020 compensation of each of our Named Executive Officers (“NEOs”). For 2020, our NEOs were:

•	Robert D. Wright, President and CEO

•	Steven Cirulis, Senior Vice President, Chief Financial Officer and Chief Strategy Officer

•	Adam Noyes, Senior Vice President and Chief of Operations

•	Jeffrey Douglas, Senior Vice President and Chief Information Officer

•	Adiya Dixon, Chief Legal Officer and Secretary

•	Alan Johnson, Former President and CEO

•	Matthew Revord, Former Senior Vice President, Chief Legal Officer, Chief People Officer and Secretary

•	Brandon Rhoten, Former Chief Marketing Officer

Robert D. Wright joined us as our President and Chief Executive Officer in July 2020. Steven Cirulis was named Senior Vice President, Chief Financial Officer and Chief Strategy Officer in April 2020, Mr. Noyes was named Senior Vice President and Chief Operations Officer in August 2020 and Ms. Dixon was named Chief Legal Officer and Secretary in December 2020.

Executive Summary

Performance Overview for 2020

During 2020, we had significant changes in our executive leadership including a change in our President and CEO. In addition, COVID-19 had a significant impact on our business, operations and results during 2020, requiring us to temporarily close the vast majority of our dining rooms and shift to off-premise service, among other impacts.

However, even with these significant headwinds and disruptions caused by COVID-19, our management team was able to accomplish the following:

•	Ensured the health and safety of our employees and customers

•	Acted quickly to adjust to the realities of COVID-19 including focusing on creating relaxed convenience, improved access, and new occasions

•	Materially streamlined costs including temporarily reducing executive salaries by 25%

•	Implemented strategy focused on product, enhancing digital presence, menu optimization, operational improvements, brand awareness, and franchising

•	Reduced capital spending

•	Expanded national partnerships with DoorDash, Grubhub, Uber Eats, and Postmates

•	Launched Potbelly Pantry

Our incentive compensation plans worked as intended in 2020. The payouts under those plans were strongly aligned with our financial and stock price performance – demonstrating our commitment to structure an executive compensation program that pays for performance.

Compensation Philosophy and Objectives

Our compensation philosophy is to pay for performance, rewarding employees when performance targets are met. Merit increases, annual incentive compensation, equity awards, and incremental paid time off are all tied to performance and results. Our compensation programs are designed to attract, retain, motivate, and reward employees. Our pay program is designed to compensate employees commensurate with the scope and influence of the employee’s role and the extent to which an employee contributes to the achievement of key initiatives and financial targets, and demonstrates our values. All of our compensation programs are designed to align and reward actions that we believe contribute to our competitiveness and encourage superior performance.

Executive pay is tied to both the Company’s and the individual’s annual performance. Merit increases, annual incentive compensation, equity compensation, when granted, and paid time off are generally awarded in March or April of each year, following completion of the first quarter annual performance review cycle, the annual financial audit and approval from the Compensation Committee. The employment agreements of our named executive officers specify each executive’s annual incentive award target under our current annual incentive program. In addition, at the discretion of the Compensation Committee in the case of our CEO, and at the discretion of our CEO and upon the approval of the Compensation Committee in the case of our other executive officers, there may be an increase or decrease applied to the annual incentive awarded to an executive, including the other named executive officers, in order to account for exceptional circumstances. However, it is anticipated that additional incentives would only be awarded under unusual circumstances to further the objectives of our compensation program.

Elements of Executive Compensation

The following table provides information regarding the elements of our executive compensation program.

Element	Form	Objectives and Basis
Base Salary	Cash	Attract and retain highly qualified executives. Determined based on the position’s importance within the Company, the executive’s experience, and external market data.

Annual Incentive Plan	Cash	Determined under our company-wide Annual Incentive Plan, which provides for variable payouts based on financial performance against pre-established total company revenue and adjusted EBITDA targets and Compensation Committee discretion.

Long-Term Incentive	RSUs and PSUs	Aligns the incentives of our executive officers with stockholder interests and rewards the creation of stockholder value; retain executives through long-term vesting.

Other Compensation Policies. In addition to the principal compensation elements described above, we provide our executive officers with access to the same benefits we provide all of our full-time employees. Our officers also receive certain limited perquisites and other personal benefits that we believe are reasonable and consistent with our compensation objectives. These perquisites have been identified in the “Summary Compensation Table.” We also provide sign-on bonuses and new-hire equity awards (subject to a time-based vesting period) when the Compensation Committee determines it is necessary and appropriate to advance the Company’s interests, including to attract top-executive talent from other companies. Sign-on bonuses and new hire equity awards are an effective means of offsetting the compensation opportunities executives forfeit when they leave a former employer to join the Company.

Our Executive Compensation Process

Compensation for our executive officers is comprised of base salary, target value of long-term incentive, and target annual incentive bonus. Executive compensation is designed to be competitive with peer companies and market data, as explained below under “Role of Market Data and Our Peer Group.”

Roles and Responsibilities of the Compensation Committee, Compensation Consultant and the CEO in Setting Executive Officer Compensation.

Compensation Committee

The Compensation Committee reports to the Board. In accordance with its obligations as set forth in its charter, the Compensation Committee retains an independent Consultant and counsel to assist it in evaluating compensation as well as working with the CEO and the Chief Financial Officer to set performance goals. The Compensation Committee determines and approves executive compensation annually, with base salaries, bonus payments (for performance the prior fiscal year), performance goals for long-term incentive grants and annual incentive bonuses approved during the first quarter of the fiscal year.

Compensation Consultant

In 2020, the Compensation Committee retained the Rewards Solutions practice at Aon plc to provide executive compensation consulting services. Aon attended Compensation Committee meetings when requested and worked with management as necessary to gather and review information required to carry out its obligations. Aon also advised the Compensation Committee on the appropriateness and competitiveness of our compensation programs relative to market practice, our strategy and our internal processes. This process allows the Compensation Committee to consider comprehensive information, including the Company’s performance and each named executive officer’s individual performance during the prior fiscal year, when making final compensation decisions.

CEO

Mr. Wright, our CEO, and other members of the management team support the Compensation Committee in the executive compensation process and regularly attend portions of committee meetings. Mr. Wright provides the Compensation Committee with his perspective regarding the performance of his executive leadership team, including the other named executive officers. Mr. Wright makes recommendations to the Compensation Committee on the full range of annual executive compensation decisions, except with regard to his own compensation. In accordance with NASDAQ rules, Mr. Wright was not present when his compensation was being discussed and did not vote on executive compensation matters, and neither Mr. Wright nor other members of management attended executive sessions of the Compensation Committee.

Role of Market Data and Our Peer Group. As part of the annual executive compensation process, the Compensation Committee reviews compensation levels and practices for executives holding comparable positions at peer group companies and also includes broader compensation survey data. Our market for executive recruiting is generally other restaurant or retail companies. In evaluating the competitiveness of our executive compensation program, we compare our executive’s compensation against the restaurant industry, specifically the limited-service restaurant segment, and national and local competitors to help ensure we are competitive, focusing on items such as equity awards, merit pay, incentive pay and paid time off.

The Compensation Committee does not explicitly benchmark our executive officers’ compensation to the peer group, but the peer group data is one of multiple reference points used to evaluate our executive compensation programs.

2020 Peer Group. Our peer group consists of casual dining, fine dining, quick casual and quick service restaurants with similar market capitalization and revenue. The Compensation Committee and independent directors considered the peer group in connection with their fiscal year ended December 27, 2020 executive compensation decisions. The Compensation Committee reviews the composition of the peer group periodically and will make adjustments to the peer group in response to changes in the size of business operations of the Company and of companies in the peer group, companies in the peer group being acquired or taken private, and other companies in the restaurant industry becoming public. The table below lists the companies that were considered for the fiscal year ended December 27, 2020.

Casual Dining

Ark Restaurants Corp.

Chuy’s Holdings, Inc.

Denny’s Corporation

J. Alexander’s Holdings, Inc.

Luby’s Inc.

Fine Dining

Ruth’s Hospitality Group, Inc.

Quick Casual

Fiesta Restaurant Group, Inc.

Noodles & Company

Quick Service

El Pollo Loco Holdings, Inc.

Del Taco Restaurants, Inc

Base Salary

The Compensation Committee generally reviews and approves base salaries annually during its meetings in the first quarter with new salaries becoming effective in mid-April. Messrs. Wright, Cirulis and Noyes and Ms. Dixon joined the Company in 2020. Mr. Wright agreed to an initial base salary of $1.00 until July 2021 at which time his base salary will be $650,000 in line with market. Mr. Cirulis’ base salary is $425,000, Mr. Noyes’ base salary is $325,000 (which will increase to $400,000 in September 2021) and Ms. Dixon’s base salary is $275,000. From April 2020 to August 10, 2020, all named executive officers during that period agreed to a temporary 25% reduction in their base salary in an effort to mitigate the impacts of COVID-19. The Company repaid 50% of the reduction in base salary in 2020 and the remaining 50% of the reduction in February 2021.

A 3% merit increase was approved by the Board of Directors in early 2020 for all named executive officers at that time but was never implemented as a result of COVID-19.

Annual Incentive Plan

The Company has established the Support Center Annual Incentive Plan to provide annual cash incentive compensation to executives in its corporate offices (the “Support Center”). The graphic below illustrates the weighting of the metrics and the calculation of the objective component of the 2020 Annual Incentive Plan.

This plan sets a threshold, target, and maximum level for each of these metrics applicable to all executive officers, and the amounts paid are based on the actual results achieved by the Company. The targets are set for the year by the Compensation Committee based on recommendations from the CEO and the Chief Financial Officer and are communicated to executives at the beginning of each year. The threshold, target and maximum criteria and actual fiscal year ended December 27, 2020 results for Same Store Sales and Adjusted EBITDA are as follows.

	Threshold (80%)	Target (100%)	Maximum (150%)	2020 Actual Performance	Payout Percentage
Same Store Sales	0.8%	2.4%	4.9%	(24.7%)%	0%
Adjusted EBITDA (in millions)	$20.5	$22.0	$24.0	$(32.7)	0%

The chart below sets forth the threshold, target, and maximum percentages of base salary for awards under the Support Center Annual Incentive Plan in 2020, together with the actual bonus levels paid to our NEOs, based on actual Company results.

Named Executive Officer	Threshold	Target	Maximum	Bonus Earned
				(%) of Target	($)
Robert D. Wright(1)	—	—	—	—	—
Steven Cirulis	48% of base salary	60% of base salary	90% of base salary	0%	$0
Adam Noyes(1)	—	—	—	—	—
Jeffrey Douglas	48% of base salary	60% of base salary	90% of base salary	0%	$0
Adiya Dixon(1)	—	—	—	—	—
Alan Johnson	—	100% of base salary	200% of base salary	0%	$0
Matthew Revord	48% of base salary	60% of base salary	90% of base salary	0%	$0
Brandon Rhoten	48% of base salary	60% of base salary	90% of base salary	0%	$0

(1)	Messrs. Wright and Noyes and Ms. Dixon did not participate in the Support Center Annual Incentive Plan in 2020 as they joined the Company in mid to late 2020.

The threshold performance targets were not met in 2020 and no amounts were earned or paid under the 2020 Annual Incentive Plan.

2021 Annual Incentive Plan

In February 2021, the Committee revised the Support Center Annual Incentive Plan as follows:

•	The design of the 2021 Annual Incentive Plan will be the same for all support center employees including the named executive officers

•	Lowered the threshold payout from 80% to 50%

•	Adjusted EBITDA will be weighted at 70% and Same Store Sales at 30% of awards granted

Long-Term Incentive Awards

Long-term incentive awards are currently granted under our 2019 Long-Term Incentive Plan (the “Plan”). The Plan is administered by the Compensation Committee. Equity awards represent an important component of our named executive officer compensation. Beginning with grants in 2019, the equity mix for executive officers changed from 50% stock options and 50% restricted stock units to 50% performance stock units and 50% restricted stock units. The change from stock options to performance stock units served to further align the interests of our stockholders and our executive officers by increasing the proprietary interest of our executive officers in the Company’s growth and success; advance the Company’s interests by attracting and retaining qualified employees over time; and motivate our executives to act in the long-term best interests of our stockholders. The graphic below illustrates the weighting of the metrics and the calculation of the long-term incentive award. Messrs. Wright and Noyes and Ms. Dixon did not receive a long-term incentive award as described above as they were hired during 2020 and Messrs. Wright and Noyes received initial equity grants as described below.

Performance Stock Units

Annual performance stock units were granted to our named executive officers on June 24, 2020. Given the impact of COVID-19, unlike 2019, the Compensation Committee determined in June that the performance stock units granted in 2020 vest based on achievement of certain share price achievement of the Company’s common stock and have a performance period from May 15, 2020 to May 15, 2025. The table below outlines the share price achievement levels for the performance period from May 15, 2020 to May 15, 2021.

	25% Vesting	50% Vesting	75% Vesting	100% Vesting
Price Per Share of the Company’s Common Stock	$3.71	$4.46	$5.20	$5.94

The number of performance stock units granted to our named executive officers in 2020 are reflected in the “Grants of Plan-Based Awards” table on page 41. Certain of the performance stock units granted on June 24, 2020 vested in 2020. See the “Option Exercises and Stock Vested” table for more information.

Restricted Stock Units

Annual restricted stock units were granted to our named executive officers on June 24, 2020. The restricted stock units vest over three years, beginning on the first anniversary of the grant date.

The number of restricted stock units granted to our named executive officers in 2020 are reflected in the “Grants of Plan-Based Awards in 2020” table on page 41.

2021 Long Term Incentive Plan

In January 2021, the Committee approved a change to the Long-Term Incentive Plan. For the performance share units issued in 2021, the units will vest based on (1) achieving certain stock price targets or (2) total shareholder return of the Company versus the Russell 3000 T&L Index.

Initial Grants to Executives

Pursuant to his Employment Agreement (described below), Mr. Wright was granted 300,000 shares of common stock, with half of the shares vesting on the first anniversary of the grant date and the other half vesting at the rate of one twenty-fourth (1/24) on each monthly anniversary of the grant date beginning July 21, 2021. Mr. Wright also received a performance stock unit award with respect to 700,000 shares of the Company’s common stock that will vest based on the achievement of Company stock prices as follows:

Voting Percentage (Based on Total Shares Subject to PSU Award)	Pre-Change in Control: Thirty (30)-day volume weighted average price (VWAP) of a Share	Change in Control: Price per Share received by Company stockholders on closing of Change in Control Transaction
40%	$4.00	$3.00
40%	$6.00	$5.00
20%	$8.00	$7.00

Pursuant to his Employment Agreement (described below), Mr. Cirulis was granted 30,000 restricted stock units on May 18, 2020 and 30,000 restricted stock units on November 10, 2020, and will be granted another 30,000 restricted stock units on April 6, 2021 (provided Mr. Cirulis remains continuously employed by the Company through April 6, 2021).

Pursuant to his Employment Agreement (described below), Mr. Noyes was granted $325,000 in restricted stock units, with one-third of the shares vesting on each of the first, second and third anniversaries of the grant date, subject to Mr. Noyes’s continued employment.

Other Plans

Our named executive officers are eligible to participate in our 401(k) plan. The Company matches 50% of the contributions that our employees, including our named executive officers, make to the 401(k) plan, with a maximum matching contribution of $3,000 per year. The Company matching contribution was suspended in March 2020 through the end of 2020 in an effort to mitigate the negative impact of COVID-19. The Company established in fiscal 2014 a non-qualified deferred compensation plan which allows highly compensated employees to defer a portion of their base salary and variable compensation each plan year. The Company matches 50% of the contributions that our highly-compensated employees, including our named executive officers, make to the deferred compensation plan, with a maximum matching contribution of $3,000 per year. If an employee participates in both the 401(k) plan and the non-qualified deferred compensation plan, the total maximum matching contribution is $3,000 per year.

Executive Stock Ownership Guidelines

Our stock ownership guidelines were established for executive officers to encourage them to have a long-term equity stake in the Company and to align their interests with stockholders. The Board expects that all executive officers own, or acquire within the later of (i) August of 2022, and (ii) five years of first becoming an executive officer, shares of Potbelly common stock (including restricted shares under Potbelly’s equity-linked incentive plans) having a market value of a multiple of such executive officer’s annual base salary. For the CEO, the multiple is four (4) times annual base salary and for all other executive officers the multiple shall be one and one-half (1.5) times annual base salary.

Anti-Hedging Policy

Under the Company’s Anti-Hedging Policy, our directors, officers and employees are prohibited from engaging in any kind of hedging transaction that could reduce or limit such person’s holdings, ownership or interest in or to any securities of the Company, including without limitation outstanding stock options, deferred share units, restricted share units, or other compensation awards the value of which are derived from, referenced to or based on the value or market price of securities of the Company. Prohibited transactions include the purchase by a director, officer or employee of financial instruments, including, without limitation, prepaid variable forward contracts, instruments for short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company.

Clawbacks and Forfeiture Provisions

On October 2019, the Company adopted an executive compensation recoupment policy that provides for the potential recoupment of any incentive-based award paid to all current and former executive officers. In the event that the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement as a result of any gross negligence, intentional misconduct, theft, embezzlement, fraud or other serious misconduct by an executive officer, the result of which is that any performance-based compensation received by such executive officer during the three-year period preceding the publication of the restated financial statement would have been lower had it been calculated based on such restated results, the Compensation Committee may seek to recover the excess of the incentive compensation paid to the executive based on the erroneous data.

Employment Agreements

The following is a summary of the employment agreements the Company has entered into with each of the named executive officers.

CEO Employment Agreement

The Company entered into an employment agreement with Mr. Wright (the “Wright Agreement”) with a term commencing on July 20, 2020 and ending on July 20, 2023 (unless terminated earlier in accordance with its terms). Under the Wright Agreement, Mr. Wright will be paid an initial base salary of $1.00 for the period commencing on July 20, 2020 through June 30, 2021, which increases to an annual base salary of $650,000. Mr. Wright will receive a cash sign-on bonus of $400,000 payable on July 1, 2021 subject to Mr. Wright’s continued employment and subject to earlier vesting in the event of his termination for certain reasons after December 31, 2020. The Wright Agreement also provides, among other things, that: (i) Mr. Wright is eligible to receive an annual cash incentive for each calendar year beginning with calendar year 2021, based on satisfaction of performance conditions as determined in the sole discretion of the Board of Directors of (A) sixty percent (60%) of the his base salary at the threshold level of performance, (B) one hundred and fifteen percent (115%) of his base salary at the target level of performance, and (C) two hundred percent (200%) of his base salary at the maximum level of performance. Mr. Wright is also entitled to receive severance upon his agreement to a general release of claims in favor of the Company following termination of employment as described in more detail below under “Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control.” Mr. Wright will also be eligible to participate in all customary employee benefit plans or programs of the Company generally made available to the Company’s senior executive officers, and the Company will reimburse all reasonable business expenses incurred by Mr. Wright in performing services to the Company.

Other Current NEO Employment Agreements

Cirulis Employment Agreement. On April 6, 2020, the Company entered into an employment agreement with Mr. Cirulis (the “Cirulis Agreement”). Under the Cirulis Agreement, Mr. Cirulis will be paid an annual base salary of $425,000, although as was the case with all senior management at the time, his base salary was temporarily reduced by 25% until August 10, 2020 (which reductions have been repaid). The Cirulis Agreement also provides, among other things, that: (i) Mr. Cirulis is eligible to receive an annual cash incentive at a target rate of 60% of his base salary based on the attainment of mutually agreed upon performance goals;

(ii) Mr. Cirulis is eligible for annual equity grants as determined by the Compensation Committee; (iii) the Company shall reimburse all reasonable business expenses incurred by Mr. Cirulis in performing services to the Company; and (iv) Mr. Cirulis will be entitled to severance and change of control benefits under certain circumstances following termination of employment. Mr. Cirulis will also be eligible to participate in all customary employee benefit plans or programs of the Company generally made available to the Company’s senior executive officers.

Noyes Employment Agreement. On August 28, 2020, the Company entered into an employment agreement with Mr. Noyes (the “Noyes Agreement”). Under the Noyes Agreement, Mr. Noyes will be paid an annual base salary of $325,000, which will increase to $400,000 on September 1, 2021. The Noyes Agreement also provides, among other things, that: (i) Mr. Noyes is eligible to receive an annual cash incentive at a target rate of 60% of his base salary based on the attainment of mutually agreed upon performance goals; (ii) beginning in calendar year 2021, Mr. Noyes is eligible for annual equity grants as determined by the Compensation Committee; (iii) the Company shall reimburse all reasonable business expenses incurred by Mr. Noyes in performing services to the Company; and (iv) Mr. Noyes will be entitled to severance and change of control benefits under certain circumstances following termination of employment. Mr. Noyes will also be eligible to participate in all customary employee benefit plans or programs of the Company generally made available to the Company’s senior executive officers.

Douglas Employment Agreement. On September 3, 2019, the Company entered into an employment agreement with Mr. Douglas (the “Douglas Agreement”). Under the Douglas Agreement, Mr. Douglas will be paid an annual base salary of $300,000. The Douglas Agreement also provides, among other things, that: (i) Mr. Douglas is eligible to receive an annual cash incentive at a target rate of 60% of his base salary based on the attainment of mutually agreed upon performance goals; (ii) Mr. Douglas is eligible for annual equity grants as determined by the Compensation Committee; (iii) the Company shall reimburse all reasonable business expenses incurred by Mr. Douglas in performing services to the Company; and (iv) Mr. Douglas will be entitled to severance and change of control benefits under certain circumstances following termination of employment. Mr. Douglas will also be eligible to participate in all customary employee benefit plans or programs of the Company generally made available to the Company’s senior executive officers.

Dixon Employment Agreement. On November 11, 2020, the Company entered into an employment agreement with Ms. Dixon (the “Dixon Agreement”). Under the Dixon Agreement, Ms. Dixon will be paid an annual base salary of $275,000. The Dixon Agreement also provides, among other things, that: (i) beginning in calendar year 2021, Ms. Dixon is eligible to receive an annual cash incentive at a target rate of 60% of her base salary based on the attainment of mutually agreed upon performance goals; (ii) beginning in calendar year 2021, Ms. Dixon is eligible for annual equity grants as determined by the Compensation Committee; and (iii) Ms. Dixon will be entitled to severance and change of control benefits under certain circumstances following termination of employment. Also beginning in calendar year 2021, Ms. Dixon will be eligible to participate in all customary employee benefit plans or programs of the Company generally made available to the Company’s senior executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Benjamin Rosenzweig, Chairperson

Marla Gottschalk

David Head

David Near

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation for the years ended December 27, 2020, December 29, 2019 and December 30, 2018 earned by our named executive officers which for the year ended December 27, 2020 includes (1) the two individuals who served as our principal executive officer for any part of 2020, (2) our principal financial officer, (3) our next three most highly compensated executive officers who were serving as executive officers as of December 27, 2020 and (4) two additional individuals who would have been a named executive officer had they been an executive officer as of December 27, 2020.

Name and Principal Position	Year	Salary (7)	Bonus (8)	Stock Awards (9)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation (10)	Total
Robert D. Wright	2020	$1	$—	$2,206,000	$—	$—	$7,325	$2,213,326
President and Chief Executive Officer (1)

Steven Cirulis	2020	$293,618	$100,000	$693,301	$—	$—	$2,517	$1,089,436
Senior Vice President, Chief Financial Officer and Chief Strategy Officer (2)

Adam Noyes	2020	$107,500	$100,000	$324,998	$—	$—	$3,467	$535,965
Senior Vice President and Chief Operations Officer (3)

Jeffrey Douglas	2020	$298,125	$—	$209,999	$—	$—	$6,052	$514,176
Senior Vice President and Chief Information Officer	2019	$—	$—	$350,000	$—	$—	$—	$350,000

Adiya Dixon	2020	$31,761	$—	$—	$—	$—	$108	$31,869
Chief Legal Officer and Secretary (4)

Alan Johnson	2020	$448,050	$—	$999,999	$—	$—	$351,794	$1,799,843
Former President and CEO (1)	2019	$746,750	$—	$1,250,000	$—	$—	$18,519	$2,015,269
	2018	$725,000	$543,750	$—	$—	$—	$399,114	$1,667,854

Matthew Revord	2020	$406,401	$—	$498,478	$—	$—	$50,026	$954,905
Former Senior Vice	2019	$403,300	$416,250	$481,000	$—	$—	$3,000	$1,303,550
President, Chief Legal Officer, Chief People Officer and Secretary (5)	2018	$370,000	$205,500	$—	$—	$—	$—	$575,500

Brandon Rhoten	2020	$426,995	$—	$525,300	$—	$—	$—	$990,626
Former Chief Marketing Officer (6)	2019	$425,000	$—	$281,972	$—	$—	$217	$707,189
	2018	$228,846	$36,678	$250,000	$250,000	$—	$21,125	$786,649

(1)	Mr. Wright joined the Company as President and Chief Executive Officer in July 2020 at which time Mr. Johnson’s employment with the Company terminated.
(2)	Mr. Cirulis joined the Company as Senior Vice President, Chief Financial Officer and Chief Strategy Officer in April 2020.
(3)	Mr. Noyes joined the Company as Senior Vice President and Chief Operations Officer in August 2020.
(4)	Ms. Dixon joined the Company as Chief Legal Officer and Secretary of the Company in December 2020.
(5)	Mr. Revord’s employment with the Company terminated in December 2020.
(6)	Mr. Rhoten’s employment with the Company terminated in December 2020.
(7)

The named executive officers’ salaries reflect a 25% temporary salary reduction to mitigate some of the impact from COVID-19, which reduction ceased on August 10, 2020. The Company repaid 50% of the reduction in base salary in 2020 and repaid the remaining 50% of the reduction in February 2021. Reflects Mr. Wright’s initial base salary of $1. Pursuant to his employment agreement, Mr. Wright’s base salary will increase to $650,000 in July 2021.

(8)	For 2020, represents sign-on bonuses of $100,000 received by each of Mr. Cirulis and Mr. Noyes upon joining the Company.
(9)

Represents the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”) of restricted stock units (RSUs) and performance share units (PSUs). See Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 27, 2020 for a discussion of the relevant assumptions used in calculating these amounts. The amounts reported in this column do not correspond to the actual value that will be recognized by the NEOs. The actual value that an NEO may realize will depend on the stock price at the date of vesting and the NEO’s continued service through the vesting period.

(10)

Amount for Mr. Johnson in 2020 represents $295,828 of severance payments, $1,872 in COBRA and $50,262 in vacation payout in connection with the termination of his employment. Amount for Mr. Revord in 2020 represents vacation payouts in connection with the termination of his employment.

Grants of Plan-Based Awards in 2020

The following table sets forth information regarding fiscal year ended December 27, 2020 annual incentive bonus awards and equity awards granted to our NEOs for the fiscal year ended December 27, 2020 performance.

Name	Award	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)(3)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold (#)	Target (#)	Maximum (#)
Robert D. Wright	RSU	8/10/2020	—	—	—	300,000	1,254,000
	PSU	8/10/2020	280,000	560,000	700,000	—	956,200

Steven Cirulis	RSU	5/18/2020	—	—	—	30,000	61,500
	RSU	6/24/2020	—	—	—	115,385	255,001
	PSU	6/24/2020	28,846	57,693	115,385	—	255,000
	RSU	11/10/2020	—	—	—	30,000	121,800

Adam Noyes	RSU	8/28/2020	—	—	—	79,075	324,998

Jeffrey Douglas	RSU	6/24/2020	—	—	—	47,511	104,999
	PSU	6/24/2020	11,878	23,756	47,511	—	105,000

Adiya Dixon	—	—	—	—	—	—	—

Alan Johnson	RSU	6/24/2020	—	—	—	226,244	499,999
	PSU	6/24/2020	55,561	113,122	226,244	—	500,000

Matthew Revord	RSU	6/24/2020	—	—	—	112,778	249,239
	PSU	6/24/2020	28,195	56,389	112,778	—	249,239

Brandon Rhoten	RSU	6/24/2020	—	—	—	118,846	262,650
	PSU	6/24/2020	29,712	59,423	118,846	—	262,650

(1)

All equity awards are denominated in shares of common stock and were granted under the Potbelly Corporation Amended and Restated 2019 Incentive Plan other than the 300,000 inducement grant received by Mr. Wright in connection with his employment by the Company.

(2)

Reflects performance stock units, each of which represents a contingent right to receive one share of Potbelly Corporation common stock. With respect to the grant to Mr. Wright, up to 700,000 performance stock units vest, if at all, in three installments upon Potbelly Corporation’s common stock achieving three specified market price targets. All other performance stock units vest, if at all, in four installments upon Potbelly Corporation’s common stock achieving four specified market price targets. The payout range for the PSUs is 0% to 100%, and none of the PSUs will vest if the performance target is below threshold.

(3)

Reflects restricted stock units that represent a right to receive one share of common stock for each restricted stock unit. The 300,000 restricted stock units granted to Mr. Wright vest as follows: 50% of the restricted stock units vest on July 20, 2021, and the other 50% of the restricted stock units vest at the rate of one twenty-fourth (1/24) of such restricted stock units on each monthly anniversary following July 20, 2021. The 30,000 restricted stock units granted to Mr. Cirulis vest in three equal installments on April 6, 2021, April 6, 2022 and April 6, 2023. All other restricted stock units vest in three equal installments beginning on the first anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes outstanding stock options and stock awards for each named executive officer as of December 27, 2020.

	Options Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)				Number of Units of Stock That Have Not Vested		Value of Units of Stock That Have Not Vested (1)
Named Executive Officer	Exercisable	Unexercisable	Option Exercise Price Per Share	Option Expiration Date
Robert D. Wright	—	—	$—	—	420,000	(2)	$1,818,600
					300,000	(3)	$1,299,000

Steven Cirulis	—	—	$—	—	30,000	(4)	$129,000
					115,385	(5)	$499,617
					57,693	(6)	$249,811
					30,000	(7)	$129,000

Adam Noyes	—	—	$—	—	79,075	(5)	$342,395

Jeffrey Douglas	—	—	$—	—	47,511	(5)	$205,723
					23,755	(6)	$102,861

Adiya Dixon	—	—	$—	—	—		$—

Alan Johnson	—	—	$—	—	—		$—

Matthew Revord	49,427	—	$7.22	05/10/2021	—		$—
	75,000	—	$14.00	10/04/2023
	14,369	—	$20.53	03/06/2024
	75,000	—	$12.98	03/05/2025
	25,331	—	$13.73	03/04/2026
	17,053	—	$11.05	05/11/2027

Brandon Rhoten	23,756	—	$13.05	06/04/2028	—		$—

(1)

The value of the stock awards is calculated by multiplying the closing price of Potbelly Corporation’s common stock on the Nasdaq on December 24, 2020 (the last trading day of the Company’s fiscal year), or $4.33 per share, by the number of stock awards.

(2)	Represents performance stock unit awards that vest, if at all, in three installments upon Potbelly Corporation’s common stock achieving three specified market price targets.
(3)

Represents restricted stock unit awards that vest as follows: 50% of the restricted stock units vest on July 20, 2021, and the other 50% of the restricted stock units vest at the rate of one twenty-fourth (1/24) of such restricted stock units on each monthly anniversary following July 20, 2021.

(4)	Represents restricted stock unit awards that vest in three equal installments on each anniversary of the grant date (May 18, 2020).
(5)	Represents restricted stock unit awards that vest in three equal installments on each anniversary of the grant date (June 24, 2020).
(6)	Represents performance stock unit awards that vest, if at all, in four installments upon Potbelly Corporation’s common stock achieving four specified market price targets.
(7)	Represents restricted stock unit awards that vest in three equal installments on each anniversary of the grant date (November 10, 2020).

Option Exercises and Stock Vested

The following table provides information regarding stock awards that vested during the fiscal year ended December 27, 2020. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested.

		Stock Awards
Name	Grant Date	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Robert D. Wright	08/10/2020	280,000	$1,167,600

Steven Cirulis	06/24/2020	57,692	$276,922

Adam Noyes	—	—	$—

Jeffrey Douglas	11/08/2019	23,665	$93,003
	06/24/2020	23,756	$114,029

Adiya Dixon	—	—	$—

Alan Johnson	03/15/2019	19,701	$58,709

Matthew Revord	05/11/2017	4,525	$19,322
	03/15/2019	9,476	$28,238
	06/24/2020	28,195	$149,997
	06/24/2020	28,195	$120,675

Brandon Rhoten	06/04/2018	6,386	$18,200
	03/15/2019	5,555	$16,554
	06/24/2020	29,712	$127,167
	06/24/2020	29,712	$158,068

(1)

The value realized on vesting is calculated by multiplying the number of shares of our common stock that vested by the fair market value of a share of our common stock on the vesting date. The fair market value of a share of our common stock is based on the closing price of a share of our common stock on the vesting date as reported on NASDAQ.

Nonqualified Deferred Compensation

The Company established in 2014 a non-qualified deferred compensation plan which allows highly compensated employees to defer up to 80% of their salary and up to 100% of their bonus each plan year. The Company matches 50% of the contributions that our highly-compensated employees, including our named executive officers, make to the deferred compensation plan, with a maximum matching contribution of $3,000 per year. If an employee participates in both the 401(k) plan and the non-qualified deferred compensation plan, the total maximum matching contribution is $3,000 per year. Our matching contribution vests over six years starting on the first day of the participant’s service with the Company, such that an eligible employee with six years of service will be 100% vested in our matching contributions. Our matching contribution also fully vests upon the participant’s retirement at 65 or older, death, disability or a change of control. If the participant separates from the Company prior to his or her seniority date (the earlier the participant attains 62 years of age or 10 years of service from date of hire) or upon a change of control or death, the distribution payment will be made as a lump sum to the participant’s account. If the participant separates from the Company after his or her seniority date, or upon disability, the participant may elect to receive the distribution as a lump sum payment or in up to five annual installments. The Company matching contribution was suspended in March 2020 through the end of 2020 in an effort to mitigate the negative impact of COVID-19.

Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control

Each of our named executive officers serves at the pleasure of our Board of Directors. Our employment agreements with the named executive officers include provisions requiring us to make post-termination payments upon certain qualifying termination events. The disclosure below describes certain compensation that may become payable as a result of a qualifying termination of employment, based on the employment agreement in effect for each executive on December 27, 2020, the last business day of fiscal year ended December 27, 2020. In addition, the following disclosure describes the impact of a qualifying termination of employment (where a “qualifying termination” means a termination by the Company without cause or termination by the named executive officer for good reason), a corporate transaction or a change in control, termination due to death or disability, or retirement under the terms of our named executive officers’ employment agreements and equity awards held by each of our named executive officers as of December 27, 2020. These benefits are in lieu of benefits generally available to salaried employees.

Robert D. Wright Employment Agreement. The Wright Agreement provides for severance pay and benefits if Mr. Wright is terminated for any reason or if Mr. Wright’s employment is terminated due to death or disability. In the event Mr. Wright’s employment terminates for any reason, including due to death or disability, Mr. Wright is entitled to receive any accrued amounts otherwise owed as of the date of termination. In the event Mr. Wright’s employment terminates in a qualifying termination prior to a Change in Control, Mr. Wright is entitled to a cash severance payment equal to 12 months of his annual base salary ($650,000) payable in installments over 12 months; payment equal to the amount of the annual bonus that Mr. Wright would have received for the year in which the termination occurs pro-rated through the date of termination and based on the target level of performance for the year of termination; subsidized COBRA benefits for 12 months; and all of Mr. Wright’s equity awards shall vest in accordance with their terms.

Steven Cirulis Employment Agreement. The Cirulis Agreement provides for severance pay and benefits if Mr. Cirulis is terminated for any reason or if Mr. Cirulis’ employment is terminated due to death or disability. In the event Mr. Cirulis’ employment terminates for any reason, including due to death or disability, Mr. Cirulis is entitled to receive any accrued amounts otherwise owed as of the date of termination. In the event Mr. Cirulis’ employment terminates by reason of death or disability, Mr. Cirulis (or his estate) is entitled to receive the annual bonus Mr. Cirulis would have received for the year in which the termination occurs pro-rated through the date of termination and based on the actual level of performance for the year of termination. In the event Mr. Cirulis’ employment terminates in a qualifying termination prior to a Change in Control, Mr. Cirulis is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months and subsidized COBRA benefits for 12 months. In the event Mr. Cirulis’ employment terminates in a qualifying termination on or within two years following a Change in Control, Mr. Cirulis is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months; subsidized COBRA benefits for 12 months; and a cash amount equal to the amount of the annual bonus that Mr. Cirulis would have received for the year in which the termination occurs pro-rated through the date of termination and based on the actual level of performance for the year of termination.

Adam Noyes Employment Agreement. The Noyes Agreement provides for severance pay and benefits if Mr. Noyes is terminated for any reason or if Mr. Noyes’ employment is terminated due to death or disability. In the event Mr. Noyes’ employment terminates for any reason, including due to death or disability, Mr. Noyes is entitled to receive any accrued amounts otherwise owed as of the date of termination. In the event Mr. Noyes’ employment terminates in a qualifying termination, Mr. Noyes is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months and subsidized COBRA benefits for 12 months.

Jeffrey Douglas Employment Agreement. The Douglas Agreement provides for severance pay and benefits if Mr. Douglas is terminated for any reason or if Mr. Douglas’ employment is terminated due to death or disability. In the event Mr. Douglas’ employment terminates for any reason, including due to death or disability, Mr. Douglas is entitled to receive any accrued amounts otherwise owed as of the date of termination. In the event

Mr. Douglas’ employment terminates by reason of death or disability, Mr. Douglas (or his estate) is entitled to receive the annual bonus Mr. Douglas would have received for the year in which the termination occurs pro-rated through the date of termination and based on the actual level of performance for the year of termination. In the event Mr. Douglas’ employment terminates in a qualifying termination prior to a Change in Control, Mr. Douglas is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months and subsidized COBRA benefits for 12 months. In the event Mr. Douglas’ employment terminates in a qualifying termination on or within two years following a Change in Control, Mr. Douglas is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months; subsidized COBRA benefits for 12 months; and a cash amount equal to the amount of the annual bonus that Mr. Douglas would have received for the year in which the termination occurs pro-rated through the date of termination and based on the actual level of performance for the year of termination.

Adiya Dixon Employment Agreement. The Dixon Agreement provides for severance pay and benefits if Ms. Dixon is terminated for any reason or if Ms. Dixon’s employment is terminated due to death or disability. In the event Ms. Dixon’s employment terminates for any reason, including due to death or disability, Ms. Dixon is entitled to receive any accrued amounts otherwise owed as of the date of termination. In the event Ms. Dixon’s employment terminates in a qualifying termination, Ms. Dixon is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months and subsidized COBRA benefits for 12 months.

Alan Johnson Separation Agreement. On August 11, 2020, the Company entered into a separation agreement and general release of claims with Mr. Johnson (the “Johnson Separation Agreement”) in connection with the termination of his employment as our Chief Executive Officer, effective as of July 20, 2020. The Johnson Separation Agreement provides for the payment of certain amounts in accordance with the terms of his employment agreement. In accordance with the terms of Mr. Johnson’s employment agreement, the Johnson Separation Agreement provides that Mr. Johnson will be entitled to receive, among other things: (i) his earned but unpaid base salary; (ii) payment of his earned but unused vacation days; (iii) any equity compensation to which he is entitled; and (iv) reimbursements of any reasonable business expenses incurred prior to July 20, 2020. Additionally, the Johnson Separation Agreement provides that: (i) Mr. Johnson will receive a severance payment in an aggregate amount equal to $769,153 payable in 12 substantially equal monthly installments; (ii) a pro rata portion of his annual bonus, if any, that would have been earned for the 2020 fiscal year; (iii) if Mr. Johnson elects to continue coverage under the Company’s group health plan pursuant to COBRA, monthly reimbursement of the amount Mr. Johnson pays to effect and continue such coverage until the earlier of July 20, 2021 or the date he is no longer eligible for COBRA coverage; and (iv) all equity awards shall vest and be exercisable. The Johnson Separation Agreement includes a customary release of claims by Mr. Johnson in favor of the Company and its affiliates, and Mr. Johnson’s eligibility and entitlement, if any, to each severance payment and benefit described above was subject to the non-revocation of such release of claims. In addition, the Johnson Separation Agreement provides that Mr. Johnson shall remain subject to confidentiality and certain other restrictive covenant obligations in his employment agreement.

Brandon Rhoten Separation Agreement. On December 4, 2020, the Company entered into a separation agreement and general release of claims with Mr. Rhoten (the “Rhoten Separation Agreement”) in connection with the termination of his employment as our Chief Marketing Officer, effective as of December 18, 2020. The Rhoten Separation Agreement provides for the payment of certain amounts in accordance with the terms of his employment agreement. In accordance with the terms of Mr. Rhoten’s employment agreement, the Rhoten Separation Agreement provides that Mr. Rhoten will be entitled to receive, among other things: (i) his earned but unpaid base salary; (ii) a cash payment of approximately $19,000; and (iii) reimbursements of any reasonable business expenses incurred prior to December 18, 2020. Additionally, the Rhoten Separation Agreement provides that: (i) Mr. Rhoten will receive a severance payment in an aggregate amount equal to $425,000 payable in 12 substantially equal monthly installments; (ii) if Mr. Rhoten elects to continue coverage under the Company’s group health plan pursuant to COBRA, monthly reimbursement of the amount Mr. Rhoten pays to effect and continue such coverage until the earlier of December 18, 2021 or the date he is no longer eligible for COBRA coverage; and (iii) all equity awards shall vest and be exercisable. The Rhoten Separation Agreement includes a customary release of claims by Mr. Rhoten in favor of the Company and its affiliates, and Mr. Rhoten’s eligibility and entitlement, if any, to each severance payment and benefit described above was subject to the non-revocation of such release of claims. In addition, the Rhoten Separation Agreement provides that Mr. Rhoten shall remain subject to confidentiality and certain other restrictive covenant obligations in his employment agreement.

Matthew Revord Separation Agreement. On December 18, 2020, the Company entered into a separation agreement and general release of claims with Mr. Revord (the “Revord Separation Agreement”) in connection with the termination of his employment as our Senior Vice President, Chief Legal Officer, Chief People Officer and Secretary, effective as of December 18, 2020. The Revord Separation Agreement provides for the payment of certain amounts in accordance with the terms of his employment agreement. In accordance with the terms of Mr. Revord’s employment agreement, the Revord Separation Agreement provides that Mr. Revord will be entitled to receive, among other things: (i) his earned but unpaid base salary; (ii) a cash payment of approximately $16,000; and (iii) reimbursements of any reasonable business expenses incurred prior to December 18, 2020. Additionally, the Revord Separation Agreement provides that: (i) Mr. Revord will receive a severance payment in an aggregate amount equal to $403,300 payable in 12 substantially equal monthly installments; (ii) if Mr. Revord elects to continue coverage under the Company’s group health plan pursuant to COBRA, monthly reimbursement of the amount Mr. Revord pays to effect and continue such coverage until the earlier of December 18, 2021 or the date he is no longer eligible for COBRA coverage; and (iii) all equity awards shall vest and be exercisable. The Revord Separation Agreement includes a customary release of claims by Mr. Revord in favor of the Company and its affiliates, and Mr. Revord’s eligibility and entitlement, if any, to each severance payment and benefit described above was subject to the non-revocation of such release of claims. In addition, the Revord Separation Agreement provides that Mr. Revord shall remain subject to confidentiality and certain other restrictive covenant obligations in his employment agreement.

The following table quantifies the potential payments and benefits to which the named executive officers would have been entitled to receive if one of several different termination of employment or change in control events occurred on December 27, 2020. All employees are also entitled to life insurance benefits of up to the amount of such employee’s base salary, up to a maximum amount of $125,000, if death occurs while actively employed, which benefit is also not included in the table below. With regard to all RSUs subject to time-based vesting at December 27, 2020, the assumed values of the awards are shown in the table in the applicable columns. For RSUs, the value shown in the table is based on the number of RSUs multiplied by $4.33, the closing price of our common stock on December 24, 2020 (the last business day of the fiscal year).

Name	Benefit	Voluntary Termination For Good Reason or Involuntary Termination Without Cause	Qualifying Termination (following Change in Control)	Death/ Disability(1)
Robert D. Wright	Cash Severance	$650,000	$650,000	$—
	Subsidized COBRA	$6,138	$6,138	$—
	RSUs	$—	$1,299,000	$—

	TOTAL	$6,139	$1,305,139	$—

Steven Cirulis	Cash Severance	$425,000	$425,000	$—
	Subsidized COBRA	$9,596	$9,596	$—
	RSUs	$—	$1,009,228	$—

	TOTAL	$434,596	$1,443,824	$—

Adam Noyes	Cash Severance	$400,000	$400,000	$—
	Subsidized COBRA	$12,144	$12,144	$—
	RSUs	$—	$342,395	$—

	TOTAL	$412,144	$754,539	$—

Jeffrey Douglas	Cash Severance	$300,000	$300,000	$—
	Subsidized COBRA	$—	$—	$—
	RSUs	$—	$410,653	$—

	TOTAL	$300,000	$710,653	$—

Adiya Dixon	Cash Severance	$275,000	$275,000	$—
	Subsidized COBRA	$—	$—	$—
	RSUs	$—	$—	$—

	TOTAL	$275,000	$275,000	$—

Alan Johnson	Cash Severance (2)	$819,415	$—	$—
	Subsidized COBRA	$4,501	$—	$—
	RSUs	$—	$—	$—

	TOTAL	$823,916	$—	$—

Matthew Revord	Cash Severance (3)	$443,716	$—	$—
	Subsidized COBRA	$6,138	$—	$—
	RSUs	$—	$—	$—

	TOTAL	$449,854	$—	$—

Brandon Rhoten	Cash Severance (4)	$454,423	$—	$—
	Subsidized COBRA	$6,138	$—	$—
	RSUs	$—	$—	$—

	TOTAL	$450,561	$—	$—

(1)

As noted above, if a named executive officer’s termination occurs due to death or disability, the named executive officer would receive a Pro-rated Bonus under the Annual Incentive Plan. For the fiscal year ended December 27, 2020, the Company did not achieve the threshold level for cash bonus payments under the Annual Incentive Plan.

(2)	Includes cash severance payment of $769,153 (payable over 12 months) per the Johnson Separation Agreement and unused vacation payout of $50,262.
(3)	Includes cash severance payment of $403,300 (payable over 12 months) per the Revord Separation Agreement, unused vacation payout of $35,676 and a parking stipend of $4,740.
(4)	Includes cash severance payment of $425,000 (payable over 12 months) per the Rhoten Separation Agreement and unused vacation payout of $29,423.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Wright. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions, and make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.

The following table sets forth a summary of the median of the annual total compensation of employees of the Company (other than the CEO), the annual total compensation of our CEO and the ratio of such amounts.

CEO Pay Ratio
Median employee total compensation	$12,933
CEO total compensation	$2,213,326
Ratio of CEO to Median employee compensation	171:1

As of December 27, 2020, the Company employed over 5,500 persons, including Mr. Wright. In determining the median employee, a listing was prepared of all employees as of December 27, 2020. Compensation was annualized for those employees who were not employed for the full fiscal year ended December 27, 2020. This resulted in identification of a median employee with total compensation of $12,933. This total compensation figure reflects employment on a part-time basis, and is not necessarily representative of the compensation of other shop employees or of our overall compensation practices. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the “Summary Compensation Table” above. This total compensation figure for our CEO includes his initial base salary of $1.00 until July 2021 at which time his base salary will increase to $650,000 in line with market.

RELATED PARTY TRANSACTIONS

Settlement Agreement

In connection with the settlement agreement entered into on May 10, 2020 (the “Intrinsic Agreement”) with Intrinsic Investment Holdings, LLC, the Vann A. Avedisian Trust U/A 8/29/85, Vann A. Avedisian, KGT Investments, LLC, The Khimji Foundation, Mahmood Khimji, Bryant L. Keil and Neil Luthra (the foregoing, collectively with each of their respective affiliates, the “Vann Group”), the Company issued 130,000 shares of common stock (including 41,311 shares issued to the Vann A. Avedisian Trust U/A 8/29/85, 43,571 shares issued to KGT Investments, LLC and 45,118 shares issued to The Khimji Foundation) to reimburse the Vann Group for its documented out-of-pocket costs, fees and expenses incurred in connection with the Intrinsic Agreement. On March 26, 2021, the Company terminated the Intrinsic Agreement.

Cooperation Agreement

In connection with the termination of the Intrinsic Agreement, the Company subsequently entered into the Cooperation Agreement on substantially the same terms as the Intrinsic Agreement except that the number of director nominees was reduced from two to one.

Effective upon the execution of the Cooperation Agreement, the Board (i) increased the size of the Board from eight to nine members, (ii) appointed Vann A. Avedisian to the Board and (iii) appointed Vann A. Avedisian to the Audit Committee of the Board. The Board also agreed to include Vann A. Avedisian in the Company’s slate of nominees for election to the Board at the Annual Meeting.

The Cooperation Agreement further provides, among other things, that:

•

During the term of the Cooperation Agreement, the Intrinsic Investors will vote all of their shares of the Company’s common stock at any and all stockholder meetings in accordance with the Board’s recommendations, subject to certain exceptions relating to extraordinary transactions and recommendations of Institutional Shareholder Services, Inc. and Glass Lewis & Co., LLC.

•

During the term of the Cooperation Agreement, the Intrinsic Investors will be subject to customary standstill restrictions, including with respect to acquiring beneficial ownership of more than 15% of the Company’s common stock, nominating or recommending for nomination any persons for election to the Board, submitting any proposal for consideration at any stockholder meeting, soliciting any proxy in respect of any proposal for consideration at any stockholder meeting and participating in any “withhold” or similar campaign with respect to any stockholder meeting.

•	Each party agrees not to make public statements about the other party, subject to certain exceptions.

•	Each party agrees not to sue the other party, subject to certain exceptions.

•

Either party may terminate the Cooperation Agreement by giving five days’ advance notice to the other party. The earliest possible date of termination is the date that is 30 days prior to the notice deadline for the nomination of director candidates for election to the Board at the Company’s 2022 annual meeting of stockholders, subject to certain exceptions (the “Initial Term”). Should the Board renominate Vann A. Avedisian for election to the Board at the 2022 annual meeting of stockholders and should the Intrinsic Investors accept the renomination, then the Initial Term will be automatically extended until the date that is 45 days prior to the notice deadline for the nomination of director candidates for election to the Board at the 2023 annual meeting of stockholders.

The Intrinsic Investors have entered into a confidentiality agreement with the Company.

Participation in PIPE

In connection with our sale of common stock and warrants to purchase common stock in February 2021 in a private placement, certain of our stockholders that owned greater than 5% of our outstanding shares prior to the closing of the private placement purchased shares of common stock and warrants to purchase common stock on the same terms as the other shares and warrants that were offered and sold in the offering. The purchasers included the following stockholders, none of which owned more than 8.5% of our outstanding common stock prior to the closing of the private placement: 201,514 shares of common stock and warrants to purchase 80,605 shares of common stock were purchased by 180 Degree Capital Corp., for an aggregate purchase price of approximately $1.0 million and 164,875 shares of common stock and warrants to purchase 65,950 shares of common stock were purchased by B&W Pension Trust (of which 180 Degree Capital Corp. is the investment advisor and may be deemed to be a beneficial owner of such shares), for an aggregate purchase price of approximately $0.8 million; 223,904 shares of common stock and warrants to purchase 89,561 shares of common stock were purchased by Agman Investments LLC, for an aggregate purchase price of approximately $1.1 million; 366,389 shares of common stock and warrants to purchase 146,555 shares of common stock were purchased by funds controlled by Ancora Holdings Inc., for an aggregate purchase price of approximately $1.8 million; and 193,372 shares of common stock and warrants to purchase 77,348 shares of common stock were purchased by Chain of Lakes Investment Fund, LLC, for an aggregate purchase price of approximately $0.9 million.

Indemnification Agreements

In addition to the indemnification provided for in our certificate of incorporation and Bylaws, we provide indemnification to Messrs. Cirulis, Douglas and Wright through the Cirulis Agreement, Douglas Agreement and Wright Agreement, respectively, and have entered into indemnification agreements with Mr. Noyes, Ms. Dixon and our current directors. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our Company, arising out of such person’s services as a director or executive officer of ours. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy relating to the approval of related party transactions. Our Audit Committee will review certain financial transactions, arrangements and relationships between us and any of the following related parties:

•	any of our directors, director nominees or executive officers;

•	any beneficial owner of more than 5% of our outstanding stock;

•	any immediate family member of any of the foregoing; and

•	any entity in which any of the foregoing is employed or has more than a 5% beneficial ownership.

Any member of the Audit Committee who is a party to a transaction under review will not be permitted to participate in the discussions, consideration or approval of such transaction. Prior to entering into any related party transaction, the interested director or officer shall provide notice of such transaction to our Chief Legal Officer. The Audit Committee shall review any such submissions and shall consider all relevant facts and circumstances of such transaction. The Audit Committee shall approve only those proposed transactions that are in, or not inconsistent with, the best interests of Potbelly and its stockholders.

In the event management determines a related party transaction exists which was not approved by the Audit Committee, management will submit the transaction to the Audit Committee for consideration. The Audit Committee shall consider all relevant facts and circumstances of such transaction, and shall evaluate all options, including but not limited to ratification, amendment, termination or rescission of the transaction.

The policy lists certain types of transaction in which an officer or director may have an interest that are deemed not to require review as a related party transaction, including (i) transactions in the ordinary course of business not exceeding $25,000, (ii) certain charitable contributions, and (iii) certain approved compensation arrangements.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Except where indicated by footnote, the following tables set forth information as of February 24, 2021 as to the beneficial ownership of our common stock by:

•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;

•	each of our executive officers;

•	each of our directors and director nominees; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise indicated below, the address for each listed director, officer and stockholder is c/o Potbelly Corporation, 111 North Canal Street, Suite 325, Chicago, Illinois 60606. The percentage of beneficial ownership shown in the following tables is based on 27,951,077 outstanding shares of common stock as of February 24, 2021, the latest practicable date prior to the publication of this Proxy Statement. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options or restricted stock units exercisable or vesting within 60 days of February 24, 2021 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Number of Shares Beneficial Owned	Percentage of Class Beneficially Owned
Beneficial Owners of 5% or more of outstanding common stock
Agman Investments LLC (1)	2,587,696	9.3%
Archon Capital Management LLC (2)	2,292,840	8.2%
180 Degree Capital Corp. (3)	2,283,777	8.2%
Vann Group (4)	1,986,133	7.1%
Renaissance Technologies LLC (5)	1,855,958	6.6%
Ancora Advisors, LLC (6)	1,624,762	5.8%

Directors and Executive Officers
Robert D. Wright	158,405	*
Steven Cirulis	69,048	*
Adam Noyes	—	—
Jeffrey Douglas	40,518	*
Adiya Dixon	—	—
Alan Johnson (7)	50,842	*
Matthew Revord (8)	67,484	*
Brandon Rhoten (9)	53,177	*
Vann Avedisian (10)	655,482	2.3%
Joseph Boehm	27,611	*
Adrian Butler	8,297	*
Marla Gottschalk (11)	162,436	*
David Head	26,681	*
David Near	12,723	*
Benjamin Rosenzweig	19,419	*
Todd Smith	—	—
All directors and executive officers as a group (16 people) (11)	1,352,123	4.8%

*	Represents less than 1.0%
(1)	Based solely on report of Schedule 13G filed February 16, 2021. The address for this entity is 10 E. Ohio St., Second Floor, Chicago, IL 60611.

(2)

Based solely on report of Schedule 13D filed February 16, 2021 by Archon Capital Management LLC, Constantinos Christofilis and Strategos Fund, L.P. Archon Capital Management LLC has shared voting and dispositive power over 2,389,630 shares; Constantinos Christofilis has shared voting and dispositive power over 2,389,630 shares; and Strategos Fund, L.P. has shared voting and dispositive power over 1,423,181 shares. The address for these entities and Constantinos Christofilis is c/o Archon Capital Management LLC, 1100 19th Avenue E, Seattle, Washington 98112.

(3)	Based solely on report of Schedule 13D filed February 11, 2021. The address for this entity is 7 N. Willow Street, Suite 4B, Montclair, NJ 07042.
(4)

Based solely on report of Schedule 13D filed August 17, 2020 by Vann A. Avedisian Trust U/A 8/29/85, Intrinsic Investment Holdings, LLC, Bryant L. Keil, Neil Luthra, KGT Investments, LLC and The Khimji Foundation (collectively, the “Vann Group”). Vann A. Avedisian Trust U/A 8/29/85 has sole voting and dispositive power over 513,163 shares; Intrinsic Investment Holdings, LLC has sole voting and dispositive power over 100 shares; Mr. Keil has sole voting and dispositive power over 165,159 shares; Mr. Luthra has sole voting and dispositive power over 117,713 shares; KGT Investments, LLC has sole voting and dispositive power over 643,571 shares and The Khimji Foundation has sole voting and dispositive power over 546,427 shares. The address for Vann A. Avedisian Trust U/A 8/29/85 and Intrinsic Investment Holdings, LLC is 220 N. Green Street, 3rd Floor, Chicago, IL 60607. The address for Mr. Keil is 25 S. Waukegan Road, Suite A8-50, Lake Forest, IL 60045. The address for Mr. Luthra is 870 Seventh Ave., 2nd Floor, New York, NY 10019. The Address for KGT Investment LLC and The Khimji Foundation is 545 E John Carpenter FWY Ste #1400, Irving, TX 75062.

(5)

Based solely on report of Schedule 13G filed February 11, 2021. The shares are owned by Renaissance Technologies LLC (“RTC”) and beneficially owned by Renaissance Technologies Holdings Corporation (“RTHC”) because of RHTC’s majority ownership of RTC. RTC and RTHC have sole voting power and sole dispositive power over the shares. The address for these entities is 800 Third Avenue, New York, New York 10022.

(6)	Based solely on report of Schedule 13D filed February 19, 2021. The address of this entity is 6060 Parkland Boulevard, Suite 200, Cleveland, Ohio 44124.
(7)	Mr. Johnson’s employment with the Company was terminated in July 2020. His beneficial ownership information is based solely as of his ownership as of July 2020.
(8)	Mr. Revord’s employment with the Company was terminated in December 2020. His beneficial ownership information is based solely as of his ownership as of December 2020.
(9)	Mr. Rhoten’s employment with the Company was terminated in December 2020. His beneficial ownership information is based solely as of his ownership as of December 2020.
(10)

Includes 513,263 shares of common stock held by the Vann A. Avedisian Trust, of which Mr. Avedisian is the beneficiary; 101,585 shares of common stock owned by Intrinsic and warrants owned by Intrinsic to purchase 40,634 shares of common stock. Mr. Avedisian is the founder and Managing Director of Intrinsic and possesses shared power to vote and dispose of shares owned directly by Intrinsic. Mr. Avedisian disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(11)	Includes 51,614 shares of common stock issuable pursuant to options that are exercisable within 60 days of February 24, 2021.

Delinquent Section 16(a) Reports

Compliance with Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.

Based solely on a review of the copies of such reports filed with the SEC and on written representations from our executive officers and directors, we believe that during 2020 all Section 16(a) filing requirements were complied with on a timely basis, except that each of Adam Noyes, Daniel Lecocq, Matthew Revord, Jeffrey Douglas, Brandon Rhoten and Steven Cirulis was late in filing one transaction on one required report on Form 4, in each case due to an administrative error.

OTHER MATTERS

Stockholder Proposals for the 2022 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, in order to be included in the Company’s proxy materials for the 2022 Annual Meeting, a stockholder proposal must be received in writing by the Company by the close of business on November 26, 2021 and otherwise comply with all requirements of the SEC for stockholder proposals. The Company’s address is 111 N. Canal Street, Suite 325, Chicago, IL 60606.

In addition, our Bylaws provide that any stockholder who desires to bring a proposal before an annual meeting, or to nominate persons for election as directors, must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered by the close of business to the above address not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting. Accordingly, to be timely, a notice must be received no earlier than January 20, 2022 and no later than February 18, 2022 (assuming the meeting is held not more than 30 days before or more than 60 days after May 20, 2022). The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by our Bylaws.

Form 10-K and Other Filings

Upon written request and at no charge, we will provide a copy of any of our filings with the SEC, including our Annual Report on Form 10-K, with financial statements and schedules for our most recent fiscal year. We may impose a reasonable fee for expenses associated with providing copies of separate exhibits to the report when such exhibits are requested. These documents are also available on our website at http://investors.potbelly.com/financial-information/sec-filings, and the website of the SEC at www.sec.gov.

Householding

SEC rules allow delivery of a single annual report and proxy materials to households at which two or more stockholders reside, unless the affected stockholder has provided contrary instructions. Accordingly, stockholders sharing an address who have been previously notified by their broker or its intermediary will receive only one set of the annual report and other proxy materials, unless the stockholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities), as applicable, will, however, continue to be provided for each stockholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by stockholders, as well as our expenses. Stockholders having multiple accounts may have received householding notifications from their respective brokers and, consequently, such stockholders may receive only one set of the annual report and other proxy materials. Upon written or oral request, Potbelly Corporation will promptly deliver a separate set of our annual report and proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate set of our annual report and proxy materials, you may write or call Potbelly Corporation at Potbelly Corporation, 111 North Canal Street, Suite 325, Chicago, Illinois 60606, Attention: Corporate Secretary, telephone (312) 951-0600. Stockholders currently sharing an address with another stockholder who wish to have only one set of our annual report and other proxy materials delivered to the household in the future should also contact our corporate secretary.

By order of the Board of Directors,

Adiya Dixon

Chief Legal Officer and Secretary

March 26, 2021

POTBELLY CORPORATION 111 NORTH CANAL STREET SUITE 325 CHICAGO, IL 60606	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time, on May 19, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PBPB2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time, on May 19, 2021. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D45509-P54417	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

POTBELLY CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the following nominees:

1.	Election of nine director nominees to serve on the Board of Directors.		☐	☐	☐

	Nominees:

	01) Vann Avedisian	06)	David Near
	02) Joseph Boehm	07)	Benjamin Rosenzweig
	03) Adrian Butler	08)	Todd Smith
	04) Marla Gottschalk	09)	Robert D. Wright
	05) David Head

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2021.							☐	☐	☐

3.	A non-binding, advisory vote on a resolution to approve the 2020 compensation of the Company’s named executive officers.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report on Form 10-K are available at www.proxyvote.com.

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D45510-P54417

POTBELLY CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

ON MAY 20, 2021 at 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned appoints Robert D. Wright and Adiya Dixon and each of them, as proxies, each with full power of substitution and revocation and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of POTBELLY CORPORATION, that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders of Potbelly Corporation to be held at 8:00 AM local time on May 20, 2021, at www.virtualshareholdermeeting.com/PBPB2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted FOR the election of each of the nine director nominees listed on the reverse side, and FOR proposals 2 and 3. This proxy revokes any previously executed proxy with respect to all proposals that properly come before the Annual Meeting.

(Continued, and to be marked, dated and signed, on the other side)